UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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National Bank Holdings Corporation

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5570 DTC Parkway

Greenwood Village, CO 80111

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

March 27, 2013

To the Shareholders of National Bank Holdings Corporation:

We cordially invite you to attend the Annual Meeting of shareholders of National Bank Holdings Corporation at 9:00 a.m. Mountain Daylight Time on Wednesday, May 1, 2013, at the DoubleTree by Hilton Denver Tech Center, located at 7801 East Orchard Road, Greenwood Village, Colorado 80111. The purpose of the meeting is to:

1. elect seven directors to our Board of Directors for one-year terms expiring at the next annual meeting of shareholders;

2. to ratify our Audit and Risk Committee’s reappointment of KPMG LLP, our independent auditors, for 2013.

Shareholders of record as of the close of business on March 15, 2013 will be entitled to attend and vote at the Annual Meeting or any adjournment thereof. Information relating to the matters to be considered and voted on at the Annual Meeting is set forth in the proxy statement accompanying this notice.

Whether or not you plan to attend the Annual Meeting, we urge you to vote and submit your proxy in order to ensure the presence of a quorum.

Registered holders may vote:

By Internet:	Go to www.proxyvote.com and follow the instructions. Have your proxy card available as you will need the Company Number and Account Number in order to vote by Internet.

By Telephone:	Call 800-776-9437 from the United States or 718-921-8500 from outside the United States. Have your proxy card available as you will need the Company Number and Account Number in order to vote by telephone.

By Mail:	Mark, sign, date and return the proxy card in the envelope provided.

In Person:	You may also vote your shares in person. Voting on the Internet, by telephone or by mail will not prevent you from attending or voting your shares at the meeting.

If your shares are held in the name of a broker, bank or other holder of record, follow the voting instructions you receive from the holder of record to vote your shares. Please note that brokers can no longer vote on your behalf for the election of directors without your instructions.

Please call us at 720-529-3336 if you need directions to attend the meeting or have questions about how to vote in person.

A copy of the enclosed Proxy Statement and our Annual Report to Shareholders for the year ended December 31, 2012 can be found in the Investor Relations section on our website at www.nationalbankholdings.com.

By Order of the Board of Directors

Mark W. Yonkman, Secretary

PROXY STATEMENT

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. It does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting Information

Date and Time :	Wednesday, May 1, 2013 at 9:00 a.m. Mountain Daylight Time

Place:	DoubleTree by Hilton Denver Tech Center 7801 East Orchard Road, Greenwood Village, CO 80111

Record Date:	March 15, 2013

Voting:

•       Shareholders as of the record date are entitled to vote.

•       Please vote your shares as soon as possible. Your broker will NOT be able to vote your shares with respect to any of the matters presented at the meeting other than the ratification of the selection of KPMG LLP as our independent auditor, unless you give your broker specific voting instructions.

•       Registered holders may vote via the Internet, by telephone, in person at the Annual Meeting or by mail. Beneficial or street name shareholders may vote in accordance with the instructions they receive from the bank, broker or other person who is the holder of record of their shares.

•       See the “General Information” section of this proxy statement for more information.

Attending the Annual Meeting:

•       In Person. The meeting starts at 9:00 a.m. Mountain Daylight Time. Please see the “General Information” section of this proxy statement for information about attending the meeting in person.

•       You do not need to attend the Annual Meeting of Shareholders to vote if you submitted your proxy in advance of the meeting.

Annual Meeting Agenda and Voting Recommendations

Proposal	Board Voting Recommendation	Page Reference
Election of 7 directors	FOR EACH DIRECTOR NOMINEE	10

Ratification of KPMG LLP as our independent auditor for 2013	FOR	40

Board Nominees

The following table provides summary information about each director nominee. Each director nominee is elected for a one-year term.

		Director Since			Committee Memberships
Name	Age		Principal Occupation	Independent	A&R	Comp.	N&G
Frank V. Cahouet (Chairman)	80	2009	Retired Chairman, President and Chief Executive Officer of Mellon Financial Corporation	X	X	X	X

Ralph W. Clermont	65	2009	Retired Managing Partner of the St. Louis office of KPMG LLP	X	C		X

Robert E. Dean	61	2009	Retired Partner of Gibson, Dunn & Crutcher LLP	X	X	X	C

Lawrence K. Fish	68	2010	Retired Chairman and Chief Executive Officer of Citizens Financial Group	X	X	X

G. Timothy Laney	52	2010	President and Chief Executive Officer of National Bank Holdings Corporation

Micho F. Spring	63	2009	Chair, Global Corporate Practice and President, New England, of Weber Shandwick	X			X

Burney S. Warren, III	65	2009	Retired Executive Vice President and Director of Mergers and Acquisitions for Branch Banking and Trust Company (BB&T)	X	X	C

C	Chair
A&R	Audit and Risk Committee
Comp.	Compensation Committee
N&G	Nominating and Governance Committee

Governance Highlights

Board Independence
• Independent director nominees	6 of 7, including the Chairman
• Independent Board committees	All

Director Elections
• Frequency of director elections	Annual
• Length of directors’ terms	One year
• Classified or staggered Board?	No
• Voting standard for uncontested elections	Plurality of votes cast

Board Meetings in 2012
• Full Board meetings	8
• Independent director-only sessions	8

Board Committee Meetings in 2012
• Audit and Risk	6
• Compensation	5
• Nominating and Governance • Special Pricing Committee for IPO	4 3

Evaluating and Improving Board Performance
• Board evaluations	Annually
• Committee evaluations	Annually

Aligning Director and Shareholder Interests
• Director stock ownership guidelines	Yes
• Director equity grants	Yes

Executive Compensation Highlights

Our executive compensation program is designed to achieve the following key objectives:

•	ensure that the goals and interests of management are closely aligned with those of the Company, its shareholders and the communities we serve;

•	balance compensation to reward both short-term results and the strategic decisions and actions required to build a sustainable enterprise and create long-term value;

•	motivate executives to deliver a high level of business performance and prudently achieve strategic goals within acceptable risk parameters;

•	pay compensation based on corporate and individual performance; and

•	attract and retain highly qualified executives through a balance of cash and equity compensation.

Auditors

As a matter of good governance, the Audit and Risk Committee is asking our shareholders to ratify the selection of KPMG LLP to serve as our independent auditor for 2013.

GENERAL INFORMATION

We are making this proxy statement available to our shareholders on or about March 27, 2013 in connection with the solicitation of proxies by our Board of Directors for the National Bank Holdings Corporation 2013 Annual Meeting of shareholders, which will take place on May 1, 2013. In this proxy statement, we refer to our directors and employees as “associates.” Also in this proxy statement we sometimes refer to National Bank Holdings Corporation, together with its subsidiaries, as the “Company,” “NBHC,” “we,” “our,” or “us” and to the 2013 Annual Meeting of Shareholders as the “Annual Meeting.”

In this proxy statement, we refer to the notice of the Annual Meeting, this proxy statement, our annual report to shareholders for the fiscal year ended December 31, 2012, and the proxy card or voting instruction form as our “Proxy Materials.”

Please read the Proxy Materials carefully. You should consider the information contained in this proxy statement when deciding how to vote your shares at the Annual Meeting. If you complete, sign and return the accompanying proxy form, your shares represented thereby will be voted at the Annual Meeting. Delivery of the proxy does not affect your right to attend and vote in person at the Annual Meeting. However, if your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy from the holder of record, executed in your favor, to be able to vote at the Annual Meeting. Otherwise, your shares will be voted in the manner in which you instructed the record holder of your shares.

If you are a shareholder of record, you may revoke your proxy at any time prior to the close of the polls at the Annual Meeting by submitting a later dated proxy or delivering a written notice of revocation to our Secretary, Mark W. Yonkman, at National Bank Holdings Corporation, 5570 DTC Parkway, Greenwood Village, CO 80111. If you hold shares through a bank, broker or other holder of record, you must contact that entity to revoke any prior voting instructions.

Each share of our Class A common stock outstanding on the record date will be entitled to one vote on each matter. Each director will be elected by a plurality of the votes cast. This means that the seven nominees who receive the largest number of “for” votes will be elected as director. Shareholders cannot cumulate votes in the election of directors. Ratification of the appointment of our independent auditor and approval of any other business that may properly come before the meeting will each require the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon.

The presence, by proxy or in person, of the holders of a majority of the outstanding shares of our Class A common stock shall constitute a quorum. Shares represented at the Annual Meeting by proxy or in person, including abstentions and broker non-votes (shares held by a broker or nominee that has not received voting instructions from its client and does not have discretionary authority to vote on a particular matter) are counted for purposes of establishing a quorum.

For Proposal 1, the seven nominees for director receiving a plurality of the votes cast at the Annual Meeting in person or by proxy will be elected. This means that the director nominee with the most votes for a particular slot is elected for that slot. Only votes “for” affect the outcome. Proposal 2 will be passed if a majority of the shares of our Class A common stock present at the Annual Meeting and entitled to vote cast their votes “for” such proposal. Abstentions will be counted as votes present and entitled to vote and will have the same effect as votes “against” Proposal 2. Please note that brokers that have not received voting instructions from their customers may vote their customers’ shares on the ratification of KPMG LLP as our independent auditor (Proposal 2), but may not vote their customers’ shares on the election of directors (Proposal 1).

We pay the cost of soliciting proxies. Members of our Board and other associates may solicit proxies by mail, telephone, fax, email or in person. We will not pay directors or other associates any extra amounts for soliciting proxies. We may, upon request, reimburse brokerage firms, banks or similar entities representing street name holders for their expenses in forwarding Proxy Materials to their customers who are street name holders and obtaining their voting instructions.

Proxies are counted by our transfer agent, American Stock Transfer & Trust Company, LLC (“AST”). AST protects the confidentiality of individual votes, unless the shareholder clearly intends to communicate his or her individual position to the Board or to Company management or disclosure of votes is necessary to comply with legal requirements.

SHAREHOLDER INFORMATION

Shareholders Entitled to Vote

Holders of record of Class A shares at the close of business on March 15, 2013 will be entitled to notice of, and to vote at, the Annual Meeting. As of March 15, 2013, there were 46,347,287 shares of Class A common stock outstanding and entitled to vote. In addition, there were 951,670 shares of unvested restricted stock that are entitled to vote. Shareholders are entitled to one vote per Class A share and one vote per share of unvested restricted stock on all matters.1

Principal Shareholders

The following table sets forth, as of March 15, 2013, information regarding the beneficial ownership of our common stock by (i) our Chief Executive Officer or “CEO”, Chief Financial Officer (of which there were two in 2012) and the three other highest paid executive officers (those six executive officers are listed in the “Summary Compensation Table” and are collectively referred to as the “Named Executive Officers” or “NEOs”); (ii) each director; (iii) all directors and NEOs as a group and (iv) each person known by us to own beneficially more than five percent of the shares of our common stock.

We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission (“SEC”). Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. We have based our calculation of the percentage of beneficial ownership on 47,298,957 shares of Class A common stock outstanding as of March 15, 2013 (including 951,670 shares of unvested restricted stock granted to certain directors and officers under the 2009 Equity Incentive Plan).

In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within sixty days of March 15, 2013. We, however, did not deem these shares outstanding for the purpose of computing the percentage ownership of any other person. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

[1]	As of March 15, 2013, there were 5,967,619 shares of Class B non-voting common stock issued and outstanding. Our Class B non-voting common stock is not convertible into shares of our Class A common stock in the hands of the initial holder but is generally convertible into shares of our Class A common stock on a one-for-one basis in the hands of a transferee unaffiliated with the initial holder.

Stock Ownership of Certain Beneficial Owners and Management

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Executive Officers and Directors
G. Timothy Laney(1)	1,478,004	3.1%
Brian F. Lilly(2)	166,666	*
Donald G. Gaiter(3)	722,424	1.5%
Kathryn M. Hinderhofer(4)	149,436	*
Thomas M. Metzger(5)	665,447	1.4%
Richard U. Newfield, Jr.(6)	347,653	*
Frank V. Cahouet(7)	139,019	*
Ralph W. Clermont(8)	62,044	*
Robert E. Dean(9)	57,230	*
Lawrence K. Fish(10)	79,654	*
Micho F. Spring(11)	64,696	*
Burney S. Warren, III(12)	57,876	*
All executive officers and directors as a group (12 persons)	3,990,149	8.0%

5% Shareholders
Wellington Management Company, LLP(13) 280 Congress Street Boston, MA 02210	5,107,622	9.7%

(1)	Includes 385,000 unvested restricted shares for which Mr. Laney has voting power and 983,333 shares issuable upon the exercise of options that are currently exercisable or will be exercisable within 60 days following March 15, 2013. Also includes 64,850 shares owned by the Timothy Laney Grantor Retained Annuity Trust.
(2)	Includes 100,000 unvested restricted shares for which Mr. Lilly has voting power and 66,666 shares issuable upon the exercise of options that are currently exercisable or will be exercisable within 60 days following March 15, 2013.
(3)	Includes 159,168 unvested restricted shares for which Mr. Gaiter has voting power and 435,833 shares issuable upon the exercise of options that are currently exercisable or will be exercisable within 60 days following March 15, 2013. Also includes 15,000 shares owned by Gaiter Investments LLC and 25,000 shares owned by Guiterrez Investments, LLC, a Massachusetts limited liability company that has Gloria M. Guiterrez, the spouse of Donald Gaiter, as the Manager.
(4)	Includes 46,667 unvested restricted shares for which Ms. Hinderhofer has voting power and 91,666 shares issuable upon the exercise of options that are currently exercisable or will be exercisable within 60 days following March 15, 2013.
(5)	Includes 144,168 unvested restricted shares for which Mr. Metzger has voting power and 419,166 shares issuable upon the exercise of options that are currently exercisable or will be exercisable within 60 days following March 15, 2013. Also includes 15,000 shares owned by Thomas M. Metzger Revocable Trust.
(6)	Includes 91,667 unvested restricted shares for which Mr. Newfield has voting power and 233,333 shares issuable upon the exercise of options that are currently exercisable or will be exercisable within 60 days following March 15, 2013.
(7)	Includes 2,500 unvested restricted shares for which Mr. Cahouet has voting power and 57,500 shares issuable upon the exercise of options that are currently exercisable or will be exercisable within 60 days following March 15, 2013. Also includes 10,000 shares owned by the Frank V. Cahouet Deed of Trust.
(8)	Includes 2,500 unvested restricted shares for which Mr. Clermont has voting power and 38,333 shares issuable upon the exercise of options that are currently exercisable or will be exercisable within 60 days following March 15, 2013. Also includes 5,000 shares owned by the Ralph W. Clermont Revocable Trust.
(9)	Includes 2,500 unvested restricted shares for which Mr. Dean has voting power and 38,333 shares issuable upon the exercise of options that are currently exercisable or will be exercisable within 60 days following March 15, 2013. Also includes 16,397 shares owned by the Dean Family Trust.

(10)	Includes 2,500 unvested restricted shares for which Mr. Fish has voting power. Also includes 55,000 shares owned by LKF Associates, LLC.
(11)	Includes 2,500 unvested restricted shares for which Ms. Spring has voting power and 38,333 shares issuable upon the exercise of options that are currently exercisable or will be exercisable within 60 days following March 15, 2013.
(12)	Includes 2,500 unvested restricted shares for which Mr. Warren has voting power and 38,333 shares issuable upon the exercise of options that are currently exercisable or will be exercisable within 60 days following March 15, 2013. Also includes 9,584 shares owned by the Burney S. Warren Family Limited Partnership.
(13)	As reported on the Schedule 13G filed with the SEC on February 14, 2013 by Wellington Management Company, LLP (“Wellington Management”). Wellington Management reported shared voting and dispositive power with respect to all the shares beneficially owned. The shares as to which the Schedule 13G was filed by Wellington Management, in its capacity as investment adviser, are owned of record by clients of Wellington Management. Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such shares. The number of shares reported includes the shares reported on the amended Schedule 13G filed with the SEC on February 14, 2013 on behalf of Ithan Creek Master Investors (Cayman) L.P. (“Ithan Creek”) and Wellington Hedge Management, LLC (“WHML”), which is the sole general partner of Ithan Creek. Ithan Creek and WHML reported having shared voting and dispositive power with respect to all shares beneficially owned.

Stock Ownership Guidelines

We believe that ownership of NBHC stock helps align the interests of our directors and officers with those of shareholders and emphasizes the long-term aspects of equity-based compensation. In October 2012, the Board adopted stock ownership guidelines applicable to directors and officers.

Independent Directors: Under these guidelines, our independent directors are required to beneficially own shares of NBHC stock worth four times their annual Board retainer. Independent directors have five years to meet these guidelines. Independent directors who do not meet the guidelines are required to retain 50% of the after-tax portion of vested stock awards until the guidelines are met.

Executive Officers: Executive officers must beneficially own shares as shown in the table below. If an executive officer’s ownership is below the guidelines at the time an equity award vests, the executive officer must retain at least 50% of the total shares vesting.

Titles:	Guidelines require owning lesser of:
Chief Executive Officer	5 times base salary or 175,000 shares

Chief Financial Officer Chief of Acquisitions and Strategy	4 times base salary or 60,000 shares

Chief Risk Officer Chief of Integrations	2 times base salary or 25,000 shares

Division Presidents Chief Human Resources Officer	1 times base salary or 8,000 shares

Insider Trading Restrictions

We have adopted an Insider Trading Policy. To further strengthen the alignment between stock ownership and your interests as shareholders, our Insider Trading Policy prohibits all associates, including our directors and executive officers, from engaging in short selling or hedging transactions involving NBHC stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (which we refer to as the “Exchange Act”) and related regulations require our directors, executive officers and anyone holding more than 10% of our common stock to report their initial ownership of our common stock and any changes in that ownership to the SEC and the New York Stock Exchange (“NYSE”). We are required to disclose in this proxy statement the failure to file these reports by any reporting person when due. We assist our directors and executive officers in complying with these requirements. All reporting persons of the Company satisfied these filing requirements during 2012.

PROPOSAL 1—ELECTION OF DIRECTORS

Director Nominees for Election

We have set the size of the Board at seven members. The current members are Frank V. Cahouet (the “Chairman”), Ralph W. Clermont, Robert E. Dean, Lawrence K. Fish, G. Timothy Laney, Micho F. Spring and Burney S. Warren, III. Upon the recommendation of the Nominating and Governance Committee, the Board has nominated all of these members for reelection. With the exception of Mr. Laney, who serves as our President and CEO, the Board has determined that each of these nominees is an independent director, as discussed further below under “Director Independence.”

Each of the directors elected at the Annual Meeting will be elected for a one-year term which expires at the next annual meeting and will serve until the director’s successor has been elected and qualified, or until the director’s earlier resignation or removal.

The Board recommends you vote FOR each of the nominees set forth below.

In the event that any nominee is no longer a candidate for director at the time of the Annual Meeting, the proxyholders will vote for the rest of the nominees and may vote for a substitute nominee in their discretion.

Frank V. Cahouet, Age 80

Frank V. Cahouet has served as the Company’s Chairman of the Board since October 2009. Mr. Cahouet is the retired Chairman, President and Chief Executive Officer of Mellon Financial Corporation, a position that he held from 1987 through 1998. While at Mellon, Mr. Cahouet was responsible for a series of strategic moves that positioned Mellon for growth, including the formation of Grant Street National Bank; the acquisition of PSFS in 1990 and The Boston Company in 1993; and a merger with The Dreyfus Corporation in 1994. Before joining Mellon, Mr. Cahouet served as President and Chief Operating Officer of the Federal National Mortgage Association (Fannie Mae) from 1986 to 1987 and as Chairman, President and Chief Executive Officer of Crocker National Bank from 1984 to 1986. Prior to joining Crocker, Mr. Cahouet was a Vice Chairman, Chief Financial Officer and a member of the Office of the Chairman of Security Pacific National Bank. He joined Security Pacific in 1960 and served there for 24 years. Mr. Cahouet is a graduate of Harvard College and the Wharton Graduate School of Finance of the University of Pennsylvania. Mr. Cahouet’s extensive experience both leading and growing financial institutions qualifies him to serve on our Board of Directors. Mr. Cahouet is an ex officio member of all of our Board committees with full voting rights.

Ralph W. Clermont, Age 65

Ralph W. Clermont has served as a director for the Company since October 2009 and also serves as Chairman of the Audit and Risk Committee. Mr. Clermont retired in September 2008 as Managing Partner of the St. Louis office of KPMG LLP, and was formerly the partner in charge of KPMG’s Midwest financial services practice. Mr. Clermont joined the St. Louis office of KPMG in 1969 and was elected to partnership in 1977. Mr. Clermont spent over 39 years providing services to the banking industry and has had responsibility for the audits of numerous banking organizations. Subsequent to retiring, Mr. Clermont has served as a consultant to various banking institutions on strategic planning, risk management and corporate governance matters. Mr. Clermont is a certified public accountant and a member of the American Institute of Certified Public Accountants and Missouri Society of Certified Public Accountants. Mr. Clermont was a member of the KPMG’s Assurance Services Committee and was chairman of KPMG’s Quality Improvement Audit Subcommittee. Mr. Clermont received a Bachelor of Science degree in accounting from Saint Louis University. Mr. Clermont’s qualifications to serve on our Board of Directors include his expertise in financial and accounting matters for complex financial organizations.

Robert E. Dean, Age 61

Robert E. Dean has served as a director for the Company since June 2009 and also serves as Chairman of the Nominating and Governance Committee. Mr. Dean is a private investor. From October 2000 to December 2003, Mr. Dean was with Ernst & Young Corporate Finance LLC, a wholly owned broker-dealer subsidiary of Ernst & Young LLP, serving as a Senior Managing Director and member of the Board of Managers from December 2001 to December 2003. From June 1976 to September 2000, Mr. Dean practiced corporate, banking and securities law with Gibson, Dunn & Crutcher LLP. Mr. Dean co-chaired the firm’s banking practice and advised bank clients on numerous capital markets and merger and acquisition transactions (including FDIC-assisted transactions). Mr. Dean was Partner-in-Charge of the Orange County, California office from 1993 to 1996 and was a member of the law firm’s Executive Committee from 1996 to 1999. From 2004 to 2009, Mr. Dean served as a director, chairman of the Compensation Committee and a member of the Audit Committee of the board of directors of Specialty Underwriters’ Alliance, Inc. and during 2009 was a member of the board’s Strategic Review Committee. Mr. Dean holds a Bachelor of Arts degree from the University of California at Irvine and a Juris Doctor degree from the University of Minnesota Law School. Mr. Dean’s substantial experience in bank capital markets and merger and acquisition transactions, bank regulatory matters and public company corporate governance matters qualifies him to serve on our Board of Directors.

Lawrence K. Fish, Age 68

Lawrence K. Fish has served as a director for the Company since January 2010. Mr. Fish is the retired Chairman and Chief Executive Officer of Citizens Financial Group a multi-state bank holding company headquartered in Providence, Rhode Island from 1992 until 2007. Under Mr. Fish’s leadership, Citizens grew from a $4 billion savings institution to one of the ten largest commercial bank holding companies in the United States, with approximately $160 billion in assets. Mr. Fish was a member of the board of directors of the Royal Bank of Scotland PLC, Citizens’ parent company, from 1993 through 2008. He is also a past member of the Federal Advisory Council of the Federal Reserve System and a former director of the Federal Reserve Bank of Boston.

Mr. Fish is Chairman of Houghton Mifflin Harcourt and a Director of Textron Inc. and Tiffany and Co. and Trustee Emeritus of The Brookings Institution in Washington, D.C. In July 2003, he was named to the MIT Corporation, which is the Board of Trustees of Massachusetts Institute of Technology. A 1966 graduate of Drake University, Mr. Fish earned an MBA from the Harvard Graduate School of Business Administration in 1968. Mr. Fish is the recipient of several honorary doctorate degrees. Mr. Fish’s extensive financial institutions regulatory and public policy experience as well as executive leadership of financial institutions give him a valuable perspective relevant to our Company’s business, financial performance and risk oversight and qualify him to serve on the Board of Directors.

G. Timothy Laney, Age 52

G. Timothy Laney has served as the Company’s President and Chief Executive Officer and as a director for the Company since June 2010. Mr. Laney is the former Senior Executive Vice President and Head of Business Services at Regions Financial, one of the nation’s largest full-service banks. He joined Regions Financial in late 2007 to lead the transformation of the bank’s wholesale lines of business. Prior to his tenure at Regions Financial, Mr. Laney had a 24-year tenure with Bank of America, where he held senior management roles in small business, commercial banking, private banking, corporate marketing and change management. He also served as President of Bank of America, Florida, with more than 800 banking centers and $50 billion in total assets. He was also a member of Bank of America’s Management Operating Committee. Mr. Laney brings to our Board of Directors valuable and extensive experience from managing and overseeing a broad range of operations during his tenures at Bank of America and Regions Financial.

Micho F. Spring, Age 63

Micho F. Spring has served as a director for the Company since October 2009. Ms. Spring is Chair, Global Corporate Practice and President, New England of Weber Shandwick. Prior to joining Weber Shandwick,

Ms. Spring was Chief Executive Officer of Boston Telecommunications Company. She served for four years as Deputy Mayor of Boston. She previously served as Chief of Staff to Boston Mayor Kevin H. White after four years of service in New York City government. Ms. Spring also served as a director of Citizens Bank of Massachusetts, one of the largest state-chartered banks in Massachusetts at the time of her service. Ms. Spring currently serves as Vice Chair of the Greater Boston Chamber of Commerce and serves on numerous boards of civic organizations including the John F. Kennedy Library Foundation, The Boston Foundation, Friends of Caritas Cubana and the Massachusetts Women’s Forum, of which she is a past President. She currently serves as a director of the Taubman Center Advisory Board at Harvard’s Kennedy School of Government. Ms. Spring attended Georgetown and Columbia Universities and received a Masters in Public Administration from Harvard’s Kennedy School of Government. Ms. Spring’s extensive public policy experience, expertise in public relations, involvement in community activities and knowledge of financial institutions make her a valuable member of our Board.

Burney S. Warren, III Age 65

Burney S. Warren, III has served as a director for the Company since October 2009 and also serves as chairman of the compensation committee. Prior to retirement in December 2007, Burney Warren was Executive Vice President and Director of Mergers and Acquisitions for Branch Banking and Trust Company (“BB&T”), one of the largest commercial banks in the United States. Mr. Warren was responsible for the development, structure and negotiation of BB&T’s bank and non-bank acquisitions. During his tenure, he successfully completed the acquisition of over 50 banks and thrifts and numerous nonbank transactions, including capital markets, brokerage, fixed income and consumer finance. Prior to joining BB&T in 1990, Mr. Warren was President and Chief Executive Officer of First Federal Savings Bank, Greenville, N.C. Mr. Warren is currently chairman of East Carolina University’s Real Estate Foundation and serves on the board and executive committee of the East Carolina University Foundation. Mr. Warren received a Bachelor of Science degree in business administration from East Carolina University. Mr. Warren’s qualifications to serve on our Board of Directors include his extensive experience at identifying and integrating acquisitions for complex financial institutions.

Board and Committee Meetings; Annual Meeting Attendance

Directors are expected to attend all Board meetings and meetings of committees on which they serve.

The Board held eight meetings during 2012. Director attendance at meetings of the Board and its committees averaged 96% during 2012. Each director attended at least 75% of the total number of meetings of the Board and committees on which he or she served since we became a publicly-traded company. For the full year (including the period during which we were a private company), each director attended at least 75% of the total number of meetings of the Board and committees on which he or she served, except for Mr. Fish, who attended 74% of the total meetings due to factors beyond his control. The meetings Mr. Fish missed occurred during the time that we were a private company. In 2012, Mr. Fish attended 100% of the meetings of the Board and the committees on which he serves that took place after we became a publicly-traded company. The Board and each standing committee met in executive sessions both with and without the CEO and other members of management present during each of their 2012 meetings. During 2012, Chairman Frank V. Cahouet chaired each of the executive sessions of the Board and the chairs of each committee chaired the executive sessions of the committees.

All directors are expected to attend each annual meeting of shareholders as a publicly-traded company. This year’s meeting will be our first annual meeting of shareholders as a public company. In 2012, as a private company, five of the seven directors attended the Company’s annual meeting of shareholders.

Committees of the Board

The Board has established three standing committees: Audit and Risk Committee, Compensation Committee and Nominating and Governance Committee. The Board’s committees act on behalf of the Board and report on their activities to the entire Board. The Board appoints the members and chair of each committee based on the recommendation of the Nominating and Governance Committee.

The following table provides membership information for each of the Board’s standing committees as of the date of this proxy statement.

Audit and Risk Committee	Compensation Committee	Nominating and Governance Committee
Ralph W. Clermont, Chair	Burney S. Warren, III, Chair	Robert E. Dean, Chair

Frank V. Cahouet	Frank V. Cahouet	Frank V. Cahouet

Robert E. Dean	Robert E. Dean	Ralph W. Clermont

Lawrence K. Fish	Lawrence K. Fish	Micho F. Spring

Burney S. Warren, III

Each committee has adopted a charter that addresses its purpose, authority and responsibilities and contains other provisions relating to, among other matters, membership and meetings. In its discretion each committee may form and delegate all or a portion of its authority to subcommittees of one or more of its members. As required by its charter, each committee periodically reviews and assesses its charter’s adequacy and reviews its performance, and also is responsible for overseeing risk related to the responsibilities described in its charter. Shareholders and other interested persons may view each committee’s charter on our website at http://www.nationalbankholdings.com.

Audit and Risk Committee

Purpose and Responsibilities. The Audit and Risk Committee is responsible for, among other things:

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Reviewing our financial statements and public filings that contain financial statements, significant accounting policies changes, material weaknesses and significant deficiencies, if any, and risk management issues;

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Serving as an independent and objective body to monitor and assess our compliance with legal and regulatory requirements, our financial reporting processes and related internal control systems and the performance of our internal audit function;

•	Overseeing the audit and other services of our outside auditors and being directly responsible for the appointment, independence, qualifications, compensation and oversight of the outside auditors;

•	Discussing any disagreements between our management and the outside auditors regarding our financial reporting; and

•	Preparing the audit and risk committee report for inclusion in our proxy statement for our annual meeting.

Membership and Meetings. Under its charter, the Audit and Risk Committee must have a minimum of three members. No Audit and Risk Committee member may serve on the audit committee of more than two other public companies. Each member of the Audit and Risk Committee is independent, as independence for audit committee members is defined by NYSE and SEC rules, as discussed below under “Director Independence.” The Board has determined, in its business judgment, that each current member of the Audit and Risk Committee is financially literate as required by NYSE rules, and that Mr. Clermont, the committee’s chair, qualifies as an “audit committee financial expert” as defined by SEC regulations.

The Audit and Risk Committee meets as often as necessary to carry out its responsibilities. In 2012, the Audit and Risk Committee met six times.

Compensation Committee

Purpose and Responsibilities. The Compensation Committee is responsible for, among other things:

•	Determining the compensation of our executive officers;

•	Reviewing our executive compensation policies and plans;

•	Oversight of the Company’s compensation practices generally;

•	Administering and implementing our equity compensation plans;

•	Preparing a report on executive compensation for inclusion in our proxy statement for our annual meeting; and

•	Overseeing the Company’s talent management and succession planning process, including succession planning for the position of CEO.

The Compensation Committee’s process and procedures for establishing compensation for NEOs is discussed in the Compensation Discussion and Analysis below.

Membership and Meetings. Under its charter, the Compensation Committee must have a minimum of three members. All Compensation Committee members must meet the definition of a “non-employee director” under Rule 16b-3 of the Exchange Act, qualify as an “outside director” under Internal Revenue Code Section 162(m) and be independent under NYSE rules. The Board has determined that each current Compensation Committee member meets these qualifications, as further discussed below under “Director Independence.” The Compensation Committee meets as often as necessary to carry out its responsibilities. In 2012, the Compensation Committee met five times and acted once by unanimous written consent.

Nominating and Governance Committee

Purpose and Responsibilities. The Nominating and Governance Committee is responsible for, among other things:

•	Identifying individuals qualified to become members of our Board of Directors and recommending director candidates for election or reelection to our Board;

•	Reviewing and making recommendations to our Board of Directors with respect to the compensation and benefits of directors;

•	Assessing the performance of our Board of Directors; and

•	Monitoring our governance principles and practices.

Information about the Nominating and Governance Committee’s process and procedures for establishing director compensation appears below under “Director Compensation.”

Membership and Meetings. Under its charter, the Nominating and Governance Committee must have a minimum of three members, each of whom must be independent under NYSE rules. The Board has determined that each member meets this standard, as discussed below under “Director Independence.” The Nominating and Governance Committee meets as often as necessary to carry out its responsibilities. In 2012, the Nominating and Governance Committee met four times.

Compensation Committee Interlocks and Insider Participation

During 2012, our Compensation Committee consisted of Messrs. Warren, Cahouet, Dean and Fish. None of them has at any time been an officer or employee of the Company (other than Mr. Fish, who acted on an exigent basis as Interim Chief Executive Officer in 2010 following the death of our original Chief Executive Officer until Mr. Laney began as CEO), and none has had any relationship with the Company of the type that is required to be disclosed under Item 404 of Regulation S-K. None of our executive officers serves or has served as a member of the board of directors, compensation committee or other board committee performing equivalent functions of another entity that has one or more executive officers serving as a member of the Board of Directors or Compensation Committee of the Company.

Director Compensation

In 2012, each independent director received an annual cash retainer of $50,000 for his or her service a member of the Board of Directors. No individual meeting fees are paid for either Board meetings or committee meetings, whether in person or by telephone. The chairman of the Board of Directors received an additional $25,000 cash retainer and the chairs of the Audit and Risk, Compensation and Nominating and Governance Committees each received an additional cash retainer of $20,000. We reimburse directors for expenses incurred in their Board service, including the cost of attending Board and committee meetings. No equity grants were made to directors in 2012.

In October 2012, the Nominating and Governance Committee reviewed director compensation in accordance with its charter, assisted by F.W. Cook & Co., Inc., the independent compensation consultant that the Nominating and Governance Committee engages for director compensation matters. The committee recommended and the full Board approved 2013 Board compensation based upon the following principles:

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To align director interests with those of our shareholders, Board compensation should be predominately (at least 50%) equity-based; to further this alignment, directors should have stock ownership requirements;

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Director compensation should be at a level appropriate to attract and retain very high caliber directors with exceptional levels of experience; and should be commensurate with the work required and responsibilities undertaken;

•	The Company should not pay directors individual meeting fees in order to foster management solicitation of director input and to avoid administrative burdens.

For 2013, the annual Board retainer was increased to $60,000, the Chairman’s additional retainer was increased to $30,000 and the additional retainer for the chairs of each of the committees remained at $20,000. In addition, we expect to make annual equity grants with an aggregate grant date fair value of approximately $90,000 to each independent director beginning in 2013.

In October 2012, the Board of Directors adopted stock ownership guidelines for independent directors. These guidelines require independent directors to beneficially own shares of NBHC common stock with a value equal to four times the annual Board cash retainer within five years. As of December 31, 2012, the NBHC common stock ownership of each independent director exceeded this stock ownership requirement.

Mr. Laney, as an employee director, does not receive separate compensation for his service on the Board of Directors. Information on his compensation is included under “Executive Compensation” below.

Compensation for our independent directors during 2012 was as follows:

Director Compensation Table

Name and principal position	Fees earned or paid in cash ($)	Stock awards ($)(1)	Option awards ($)	Non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Frank V. Cahouet	75,000	—	—	—	—	—	75,000
Ralph W. Clermont	70,000	—	—	—	—	—	70,000
Robert E. Dean	70,000	—	—	—	—	—	70,000
Lawrence K. Fish	50,000	—	—	—	—	—	50,000
Micho F. Spring	50,000	—	—	—	—	—	50,000
Burney S. Warren, III	70,000	—	—	—	—	—	70,000

(1)	The Company did not grant stock awards to directors in 2012. The Company expects to grant each independent director equity with an aggregate grant date fair value of approximately $90,000 after the Annual Meeting.

GOVERNANCE

The Board is committed to sound and effective governance principles and practices. The Board has adopted Governance Guidelines to provide the framework for the governance of the Board and the Company. These Guidelines set forth, among other matters, qualifications for Board membership, director independence standards, director responsibilities and information about the structure of the Board and its committees. Each director serves for a one-year term. We do not have a staggered or classified Board.

The Board has adopted a Code of Business Conduct and Ethics which applies to all of our associates, including directors. Additionally, the Board has adopted a Supplemental Code of Ethics for CEO and Senior Financial Officers. We expect all of our associates to adhere to the highest standards of ethics and business conduct with other associates, clients, shareholders, and the communities we serve and to comply with all laws, rules, and regulations that govern our businesses.

Shareholders and other interested persons may view our Governance Guidelines and our Codes of Ethics on our website at http://www.nationalbankholdings.com.

Director Independence

Our Governance Guidelines and committee charters require that a majority of the members of the Board of Directors and all members of the Audit and Risk Committee, the Compensation Committee and the Nominating and Governance Committee meet the criteria for independence required by the NYSE. The Governance Guidelines require all members of the Audit and Risk Committee to meet the heightened independence requirements for audit committee members under the Exchange Act.

Based on the NYSE rules, including applicable SEC rules, the Nominating and Governance Committee considered information in October 2012 regarding relationships between each director, his or her respective immediate family members, and/or certain entities affiliated with such directors and immediate family members, on the one hand, and the Company, on the other, to determine the director’s independence from management of the Company. After reviewing the information presented to it, the Nominating and Governance Committee determined that, except for G. Timothy Laney, who is an employee of the Company, all current directors are independent under the director independence standards and NYSE rules, including applicable SEC rules. All of the current nominees for the Board of Directors were directors at that time. In connection with nominating directors for election at the Annual Meeting, the Board reaffirmed its finding that 6 of the 7 current director nominees are independent.

In connection with making its independence determinations, in addition to those relationships with some of our directors described under “Related Person Transactions,” the Board considered under the director independence standards the fact that the Company’s banking subsidiary had ordinary course banking relationships in 2012 with some of our directors, all of which were on substantially the same terms as those available at the time for comparable transactions with persons not affiliated with the Company and complied with applicable banking laws. The Board determined that neither these directors did not have material relationships with the Company as a result of these relationships. The Board determined that each of the foregoing relationships, as well as the relationship described under “Related Person Transactions,” satisfied the NYSE “bright line” independence standards.

Board Leadership Structure

The Board is responsible for overseeing the exercise of corporate power and seeing that our business and affairs are managed to meet our stated goals and objectives and that the long-term interests of our shareholders are served.

The offices of Chairman and Chief Executive Officer are separate and the Chairman is an independent outside director. We do not have a fixed policy with respect to the separation of these offices. The Board believes that it is in the best interest of the Company to maintain flexibility regarding the separation of these offices. Since our inception, the two offices have been separate. Currently Frank V. Cahouet serves as Chairman and G. Timothy Laney serves as CEO. Our Board of Directors believes that the independent leadership that Mr. Cahouet brings to the Board is most appropriate for our Company at this time. The separation of CEO and Chairman allows Mr. Laney to focus on day-to-day leadership and management of the Company while, as an independent Chairman, Mr. Cahouet can provide guidance to the CEO, set the agendas for Board meetings (in consultation with the CEO and other directors), preside over meetings and facilitate communications between the Board and the CEO. This separation of roles fosters greater independence between the Board and management.

Our current Board leadership structure supports the independence of the independent directors. The independent directors meet in executive session at each Board meeting and each of the standing committees is comprised solely of and led by independent directors. Our independent Chairman of the Board presides at each executive session of the Board and the independent committee chairs preside over the executive sessions of their respective committees.

The Board’s Role in Risk Oversight

Our Board of Directors oversees risk management throughout the Company. The Board accomplishes this primarily through its three standing committees, each of which is active in risk management.

The Audit and Risk Committee is responsible for oversight of the Company’s market, credit, liquidity, fraud, legal, compliance and other financial, operational and reputational risks. The Audit and Risk Committee is further responsible for reviewing and approving guidelines, policies and processes for managing these risks. The Audit and Risk Committee monitors the Company’s risk exposure in all risk categories through regular reports prepared by members of management including the Company’s Chief Risk Officer. The Audit and Risk Committee determines the risk appetite of the Company. Additionally, the Audit and Risk Committee meets with representatives from the Company’s independent auditor, including in executive session without management present.

The Compensation Committee oversees risks related to compensation, including risks that may arise from the Company’s incentive compensation practices. The Compensation Committee oversees and evaluates the design, administration and risk management of all of the Company’s material incentive compensation arrangements to ensure consistency with the safety and soundness of the Company and to appropriately balance risk and reward. The Compensation Committee also oversees the annual compensation risk assessment to identify any compensation practices that may present an unacceptable level of risk to the Company.

The Nominating and Governance Committee oversees the Company’s governance program. This includes the Company’s code of ethics program, insider trading policies, disclosure policies, management of potential conflicts of interest, including related party transactions, and Board independence.

Communications with Directors

Shareholders and other interested parties who wish to communicate with the Board, the independent directors as a group, or one or more individual directors may do so by contacting the Board’s secretary, Mark W. Yonkman. Mr. Yonkman may be reached by mail at National Bank Holdings Corporation, 5570 DTC Parkway, Greenwood Village, CO 80111. Under our Governance Guidelines, the secretary is responsible for referring such communication to the Board.

Director Nomination Process and Board Diversity

The Nominating and Governance Committee is responsible for recommending candidates for membership on our Board of Directors. The Nominating and Governance committee is responsible for identifying and reviewing the qualifications and independence of Board candidates. While the Nominating and Governance Committee does not have a formal policy regarding diversity, pursuant to our Governance Guidelines, the Nominating and Governance Committee considers diversity in its assessment of potential nominees for Board membership.

Shareholders are welcome to recommend candidates for membership on the Board. The Nominating and Governance Committee, in accordance with its charter, will evaluate candidates in the same manner that it evaluates other potential nominees. Our Bylaws require timely notice of shareholder nominations to our secretary, as further discussed in the section “Shareholder Proposals” below. In order to make a nomination, a shareholder must be a shareholder at the time the Company gives notice of its annual meeting and at the time of the annual meeting, must be entitled to vote at the annual meeting, and must comply with the procedures of our Bylaws. The Bylaws require certain information regarding shareholders who wish to nominate candidates for Board membership. This includes (i) the name and address of such shareholder, as they appear on the Company’s books, of such beneficial owner, if any, and of their respective affiliates or associates or others acting in concert therewith, (collectively, the “Nominating Party”), (ii) information regarding the shares owned by the Nominating Party, (iii) information regarding derivative and other instruments regarding the Company’s stock that the Nominating Party owns, (iv) contracts, arrangements, understandings or relationships the Nominating Party has entered into concerning the Company’s stock and (v) other information relating to the Nominating Party that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. For complete description of the requirements and procedures for shareholder nominations, please refer to our Bylaws.

INFORMATION ABOUT RELATED PERSONS

Related Person Transactions

Related Person Transactions Policy and Procedures

The Board has adopted a written policy which establishes a framework for the review and approval or ratification of transactions between the Company and its related persons and/or their respective affiliated entities. We refer to this policy as our “Related Person Transactions Policy.” The Related Person Transactions Policy is available on our website at http://www.nationalbankholdings.com.

“Related persons” under this policy include our directors, director nominees, executive officers, persons who recently served as directors or executive officers, holders of more than 5% of any class of our voting securities and immediate family members of any of the foregoing persons. An “immediate family member” of a related person means any child, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law of a related person and any person (other than a tenant or employee) sharing a household with a related person.

Under the Related Person Transactions Policy, no Related Party Transaction may be consummated or continued unless approved by the Nominating and Governance Committee.

A “Related Party Transaction” is any transaction, arrangement or relationship (or series of similar transactions, arrangements or relationships) in which the Company (or any of its subsidiaries) is, was or will be a participant and the amount involved exceeds $120,000, and in which the Related Person had, has or will have a direct or indirect material interest, other than:

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Employment relationships or transactions involving an Executive Officer and any related compensation solely resulting from such employment if (i) at any time when the Company is subject to Sections 13 or 15(d) of the Exchange Act, the compensation is required to be reported in the company’s annual proxy, and at any time when the Company is not subject to such Sections of the Exchange Act, the compensation is approved by the Compensation Committee of the Company or (ii) the Executive Officer is not an immediate family member as defined above and such compensation was approved, or recommended to the Board for approval, by the Compensation Committee;

•	Compensation for serving as a director of the Company;

•	Payments arising solely from the ownership of the Company’s equity securities in which all holders of that class of equity securities received the same benefit on a pro rata basis;

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Indebtedness arising from ordinary-course transactions such as the purchases of goods and services at market prices, and indebtedness transactions with any person or entity that is a Related Person only because such person or entity owns more than 5% of any class of the Company’s voting securities;

•	Transactions where the rates or charges are determined by competitive bids;

•	Transactions where the rates or charges are fixed in conformity with law or governmental authority in connection with the provision of services as a common or contract carrier or public utility; and

•	Ordinary course transactions involving the provision of certain financial services (e.g. by a bank depository, transfer agent, registrar, trustee, etc.).

The Nominating and Governance Committee is responsible for approving, ratifying or disapproving of all Related Person Transactions. Company management is responsible for providing the Nominating and Governance Committee with all material information regarding Related Person Transactions and the interest of Related Persons in such transactions. The Nominating and Governance Committee shall only approve or ratify

Related Person Transactions if the committee determines that the transaction is in, or not inconsistent with, the best interests of the Company and its shareholders. No member of the Nominating and Governance Committee shall participate in the review, consideration or approval of any Related Person Transaction with respect to which such member or any member of his or her immediate family is a Related Person.

In the event management determines it is impractical or undesirable to wait until the next meeting of the Nominating and Governance Committee to approve a Related Person Transaction, the Chair of the Nominating and Governance Committee may review and approve the Related Person Transaction, in accordance with the criteria set forth herein. The Chair of the Nominating and Governance Committee will report any such approval to the Nominating and Governance Committee at its next regularly scheduled meeting.

Ordinary Course Transactions

During 2012, certain of the executive officers and directors of the Company or of NBH Bank, N.A., our wholly owned bank subsidiary, and affiliates of such persons have, from time to time, engaged in banking transactions with NBH Bank, N.A. and are expected to continue such relationships in the future. All loans or other extensions of credit made by NBH Bank, N.A. to such individuals were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated third parties and did not involve more than the normal risk of collectability or present other unfavorable features.

Transactions with Entities Affiliated with Directors

Since 2010, the Company has periodically engaged Weber Shandwick, a unit of The Interpublic Group, for certain public relations services. Micho F. Spring, a director of the Company, is Chair, Global Corporate Practice, and President, New England at Weber Shandwick. In 2012, we paid Weber Shandwick approximately $317,000 for its services. None of the services provided by Weber Shandwick have been pursuant to long-term contracts, and we believe that the services provided by Weber Shandwick have been provided on an arm’s-length basis. While all revenues received by Weber Shandwick New England are considered in determining employees’ incentive compensation, Ms. Spring does not receive any direct compensation, finder’s fees or similar payments in connection with the services provided to us.

Warrants Issued to Certain Shareholders

In connection with the agreement by several of our largest shareholders to be bound by the FDIC Statement of Policy on Qualifications for Failed Bank Acquisitions, we issued warrants to purchase common stock to such investors. The warrants are exercisable for 10 years from the date of issuance and have an exercise price of $20.00 per share. We issued (1) a warrant to purchase 237,500 shares of common stock to Ithan Creek Investors USB, LLC (an investment advisory client of Wellington Management Company, LLP) on October 20, 2009, (2) a warrant to purchase 237,500 shares of common stock to Ithan Creek Investors USB, LLC on March 23, 2010, (3) a warrant to purchase 250,750 shares of common stock to Paulson Master Recovery Fund LTD on March 15, 2010, and (4) a warrant to purchase 42,000 shares of common stock to Elliott Associates, L.P. and a warrant to purchase 63,000 shares of common stock to a wholly owned subsidiary of Elliott International, L.P. on September 30, 2010.

COMPENSATION DISCUSSION AND ANALYSIS

We explain in this section, which we refer to as the “CD&A,” how we compensate the executive officers named in the 2012 Summary Compensation Table below (our “NEOs”). The NEOs are our CEO, our Chief Financial Officer (of which there were two in 2012), and our three other most highly compensated executive officers for 2012. Our approach to executive compensation is to pay for performance and to ensure compensation programs are aligned with effective risk management. We believe that approaching compensation in this way will create sustainable shareholder value over the long term. To understand the objectives, principles and practices that form our approach to executive compensation described in this section, we will start with the Company’s 2012 performance in its little more than two years of business operations and our expectations of management’s performance as a young company that recently became publicly traded.

Company Performance and Expectations of Management

We began our existence in 2009 with an initial raise of capital. Our expectation of management was to build an organizational structure and to begin to deploy capital by acquiring financial institutions, while structuring transactions to limit risk. Our business requires leaders with operational and capital deployment expertise capable of taking on high levels of personal responsibility without the infrastructure or support typically provided in companies of similar size.

After a period of corporate organization and due diligence on acquisition prospects, we acquired Hillcrest Bank in October 2010. In December 2010, we acquired certain assets of Bank Midwest and during 2011 we added two more banks to our operating franchise: Bank of Choice and Community Banks of Colorado. The acquisitions begin our strategy of creating long-term shareholder value through the acquisition and operation of community banking franchises viewed by the Company to be in our targeted markets. Our emphasis is on creating meaningful market share while delivering strong revenues and operational efficiencies that we believe will produce attractive risk-adjusted returns.

By the end of 2011, the Company had built a significant banking operation in just over one year. While in the fall of 2009 we had no banking operations at all, as of December 31, 2012, we had $5.4 billion in assets, $4.2 billion in deposits and $1.1 billion in shareholders’ equity, with a network of 101 full-service banking centers. During 2012, we integrated our acquisitions onto a common, scalable operating platform. We successfully completed our initial public offering (our “IPO”) in September 2012.

We continue to adhere to our strategic plan to become a leading regional bank holding company through selective acquisitions, including troubled financial institutions that have stable core franchises and significant local market share, while structuring the transactions to limit risk. Because we are in the process of deploying capital and acquiring selected franchises in our markets, some of which may be failed or troubled institutions, typical performance metrics were not appropriate measures for performance while the Company continued to operationalize the business during 2012. We did, however, expect management to continue to identify attractive targets with an acceptable rate of return and to prepare us for our IPO, which took place in September 2012.

Philosophy and Objectives of Our Executive Compensation Program

Because a key expectation of management is to build an effective organizational structure, it is particularly important that our compensation programs be designed to attract, develop and retain the talent needed for the organization’s continued success in building a competitive franchise and executing our strategic plan. We intend these programs to be aligned with performance goals that motivate executives to achieve strategic goals prudently and within acceptable risk parameters. Our compensation programs are designed to reward individual contributions and to create long-term shareholder value.

Our executive compensation philosophy is designed to meet five key objectives: (i) ensure that the goals and interests of management are closely aligned with those of the Company, its shareholders and the communities we serve, (ii) balance compensation to reward both short-term results and the strategic decisions and actions required to build a sustainable enterprise and create long-term value, (iii) motivate executives to deliver a high level of business performance and prudently achieve strategic goals within acceptable risk parameters, (iv) pay compensation based on corporate and individual performance and (v) attract and retain highly qualified executives through a balance of cash and equity compensation.

Our NEOs for the fiscal year ended December 31, 2012 (and who appear in the “2012 Summary Compensation Table” below) were:

•	G. Timothy Laney, President and Chief Executive Officer;

•	Brian F. Lilly, Chief Financial Officer since February 2012;

•	Donald G. Gaiter, Chief Financial Officer until February 2012, and Chief of Acquisitions and Strategy;

•	Thomas M. Metzger, Midwest Division President;

•	Richard U. Newfield Jr., Chief Risk Officer; and

•	Kathryn M. Hinderhofer, Chief of Integration, Technology and Operations

Compensation Components

The total compensation of our NEOs consists primarily of the following components:

Annual Compensation Component	Purpose	Considerations
Base Salary: Cash	To provide a fixed amount of cash compensation upon which our NEOs may rely.	NEO salary levels are based on: • experience and education; • scope of responsibilities; • individual performance; and • competitiveness with salary ranges at other banking organizations.

Annual Incentive Compensation: Cash Bonus	To motivate and reward our NEOs for meeting or exceeding corporate, business line and individual performance goals.

For 2012, the Compensation Committee did not predetermine bonus objectives or adopt a formulaic calculation for determining 2012 bonuses. Instead, the Compensation Committee assessed:

•    the delivery of financial results in line with the Compensation Committee’s expectations;

•    the registration and listing of our common stock and the operationalization of the Company as a public entity;

•    the progress in building organizational talent;

•    the success in integrating all acquired financial institutions onto a common platform;

Annual Compensation Component	Purpose	Considerations

•    the prudent management of enterprise risk;

•    the relocation of the Company’s headquarters from Boston to Denver; and

•    individual performance.

Annual incentive opportunity level for the CEO was 0% to 180% of base salary and for other NEOs ranged from 0% to 150% of annual base salary.

Long-Term Incentive Compensation: Stock Options and Restricted Stock	Equity compensation links performance with the interests of our shareholders and promotes strong annual results. Stock options provide our NEOs with the opportunity to realize value solely from increases in our share price. In addition to linking performance with the interests of our shareholders, restricted stock acts as an effective retention tool for key talent.	In 2012, the only equity grant to an NEO was to Mr. Lilly in connection with the commencement of his employment. Given the awards in 2011 and our IPO in 2012, the Compensation Committee did not grant equity awards to other NEOs in 2012. We anticipate that the Compensation Committee will move toward more routine and standard equity grants beginning in 2013.

Benefits	Benefits are designed to be generally competitive with other banking institutions.	NEOs receive substantially the same benefits offered to other eligible Associates of the Company. The Company may gross up payments to cover tax liabilities in connection with moving expenses. NEOs are not grossed up for any other tax liabilities.

Change in Control and Severance Arrangements	Employment agreements which include severance benefits and certain change in control benefits are intended to reinforce and encourage the continued attention and dedication of our NEOs.	Change in control and severance arrangements also are an effective tool in attracting and retaining talent.

Role of Compensation Committee

The Compensation Committee determines executive compensation. The Compensation Committee, which is comprised entirely of independent directors, sets compensation policy and administers our executive compensation programs. The Compensation Committee acts independently, but works closely with our Board of Directors and members of management. The Compensation Committee has responsibility for setting the components of the CEO’s compensation and uses the assistance of F.W. Cook & Co., Inc (“F.W. Cook”), its independent compensation consultant in determining executive compensation. The Chairman of our Compensation Committee takes an active role in meeting with F.W. Cook. Our CEO, with the assistance of F.W. Cook, develops initial recommendations for the other NEOs for the Compensation Committee’s consideration.

Role of Compensation Consultant

The Compensation Committee, under its own authority, engages its own advisors to assist in carrying out its responsibilities. The Compensation Committee has engaged F.W. Cook to evaluate our current executive compensation program and to advise and support the Compensation Committee on future compensation decisions. F.W. Cook has no other financial relationships with the Company (other than advising the Nominating and Governance Committee on matters related to director compensation). F.W. Cook developed a peer group analysis based on a selection of nineteen financial institutions to assist the Compensation Committee in reviewing comparative compensation data. For 2012, this peer group consisted of:

Bank of Hawaii Corp.	Iberiabank Corporation
BankUnited, Inc.	NBT Bancorp Inc.
Capital Bank Financial Corp.	Prosperity Bancshares, Inc.
Commerce Bancshares Inc.	Signature Bank NY
Community Bank System, Inc.	Trustmark Corporation
Everbank Financial Corp	UMB Financial Corp
First Interstate BancSystem, Inc.	Umpqua Holdings Corporation
FirstMerit Corporation	United Bankshares, Inc.
F.N.B. Corporation	Western Alliance Bancorporation
Glacier Bancorp, Inc.

The companies included in the peer group have an asset size ranging from approximately $6 billion to $21 billion (as of June 30, 2012), with a slight bias toward the Company’s markets in Kansas City and the Rocky Mountains. F.W. Cook summarized the compensation for each of the top five officers at these banks, using the data provided in the peer bank’s latest available proxy statement.

The Compensation Committee began its consultation with F.W. Cook in August 2011. F. W. Cook reviewed with the Committee the Company’s total compensation program and provided reports on market compensation practices. F.W. Cook also prepared a salary review for the Compensation Committee.

F.W. Cook also provided the Compensation Committee with market data relating to base salaries, short-term cash bonuses and long-term equity awards. The Compensation Committee took this information into consideration in determining 2012 bonuses, but did not use this peer group information in 2012 to directly determine specific compensation levels, nor did it target a specific positioning versus our peers for NEO compensation. In making compensation decisions, the Compensation Committee considered F.W. Cook’s competitive analysis, together with other factors discussed in this Compensation Discussion & Analysis.

Role of Management

In 2012, our CEO worked closely with the Compensation Committee in managing our executive compensation program. Our CEO attended meetings and made recommendations to the Compensation Committee on the compensation of the other NEOs. We expect that our CEO, and other members of management, will continue to have a role in assisting the Compensation Committee in designing our programs and setting compensation levels. None of our NEOs provided recommendations with respect to his or her own compensation in 2012.

Setting Compensation for our Named Executive Officers

In determining compensation for the NEOs, the Compensation Committee considered the factors identified in the chart above. In reviewing corporate performance for determining annual bonus payments, these factors included the delivery of financial results in line with the Compensation Committee’s expectations, the preparation for the registration and listing of our common stock and operationalization of the Company as a public entity, the progress in building organizational talent, the success in integrating all acquired financial institutions onto a common platform, prudent management of enterprise risk, the relocation of the Company’s headquarters from Boston to Denver and individual performance. We refer to these factors as the “Corporate Factors.” In evaluating individual performance, the Compensation Committee considered input from management and from members of the Board.

In connection with our IPO, the Company adopted the Senior Executive Bonus Plan, which is intended to provide an incentive for superior work and to motivate covered key executives toward strong achievement and business results, to tie their goals and interests to those of the Company and the Company’s shareholders and to enable the Company to attract and retain highly qualified executives. The Senior Executive Bonus Plan provides for bonuses to be paid based on the attainment of pre-established goals or at the discretion of the Compensation Committee. As described above, given the current status of the Company, the Compensation Committee decided to award discretionary annual incentive payments pursuant to the Senior Executive Bonus Plan based on 2012 performance. Each of our NEOs participated in the Senior Executive Bonus Plan.

Mr. Laney

For 2012, Mr. Laney’s compensation was set as follows:

Base Salary and Cash Bonus: The Compensation Committee set Mr. Laney’s base salary at $500,000 for 2012, unchanged from 2010 and 2011. The Compensation Committee increased Mr. Laney’s base salary for 2013 to $700,000. Factors that the Compensation Committee considered in increasing Mr. Laney’s base salary include (1) the fact that Mr. Laney has not had a base salary increase since he joined the Company, (2) the successful IPO, (3) significant operationalizing of the Company since 2010, including the acquisition of four financial institutions since 2010 and (4) peer compensation data. The Compensation Committee set Mr. Laney’s maximum annual incentive opportunity for 2012 at 180% of his annual base salary in order to reflect the increasing level of responsibility and the competitive market for chief executive officers in the banking industry. This is an increase from a maximum of 150% of annual base salary for 2011. The increase also reflects a modification of the methodology the Compensation Committee uses in determining bonuses. The modification clarifies that the bonus range is 0 to 180% of base salary.

In determining Mr. Laney’s actual bonus for 2012, the Compensation Committee considered the following factors and results from 2012:

•	delivery of financial results in line with the Compensation Committee’s expectations;

•	preparation for the registration and listing of our common stock and operationalization of the Company as a public entity;

•	progress in building organizational talent, including the hiring of a new Chief Financial Officer and other key talent;

•	success in integrating all acquired financial institutions onto a common platform;

•	prudent management of enterprise risk; and

•	the relocation of the Company’s headquarters from Boston to Denver.

The Compensation Committee determined that Mr. Laney earned, and the Compensation Committee approved, a discretionary annual bonus payment for 2012 of $810,000, which is 162% of Mr. Laney’s annual base salary.

Equity-Based Compensation: The Compensation Committee did not award any equity-based compensation to Mr. Laney in 2012 or based on 2012 performance.

Employment Agreement: Effective May 22, 2010, we entered into an employment agreement with Mr. Laney. The employment agreement provides for an annual base salary, bonus opportunity, guaranteed bonus for 2010, sign-on bonus and an initial equity grant. As more fully described in the section entitled “2012 Potential Payments upon Termination or Change-in-Control,” Mr. Laney is also entitled to certain severance benefits upon a termination of employment by the Company without “cause” or resignation by Mr. Laney with “good reason.” The terms of Mr. Laney’s employment agreement were largely based on the employment agreement that we entered into with our original CEO in connection with the 2009 private offering. We also considered Mr. Laney’s prior experience, his compensation at his prior employer and the value of the compensation opportunities he forfeited as a result of accepting employment with us.

Mr. Lilly

Mr. Lilly joined NBHC as Chief Financial Officer in 2012. In setting Mr. Lilly’s compensation, the Compensation Committee considered his experience, his expected roles and responsibilities in our company and the compensation paid to our former Chief Financial Officer.

Base Salary and Cash Bonus: The Compensation Committee set Mr. Lilly’s base salary for 2012 at $350,000. The Compensation Committee set Mr. Lilly’s maximum annual incentive opportunity for 2012 at 150% of base salary pursuant to the terms of the letter agreement, dated February 13, 2012 between the Company and Mr. Lilly. Mr. Lilly’s bonus range in 0 to 150% of base salary. In determining Mr. Lilly’s actual incentive amount for 2012, the Compensation Committee considered the Corporate Factors as well as the following individual results:

•	Mr. Lilly’s strong contributions to the IPO in a difficult market environment;

•	the active dialogue with potential targets during 2012;

•	building the finance and accounting organization, including hiring a Chief Accounting Officer and other key hires;

•	timely external financial report filing and significantly improved quality and timeliness of internal financial reporting; and

•	development of the Company’s profit plan for 2013 and implementation of business line reporting.

After taking into account these factors and results, the Compensation Committee determined that Mr. Lilly earned, and the Compensation Committee approved, a discretionary annual bonus payment for 2012 of $393,000, which is 112% of Mr. Lilly’s annual base salary.

Equity-Based Compensation: Pursuant to the terms of the letter agreement with Mr. Lilly, the Compensation Committee awarded Mr. Lilly options to acquire 200,000 shares of our common stock and 100,000 shares of restricted stock. These awards were not eligible to vest until our shares were listed on a national securities exchange. Subject to this condition and continued employment through the applicable vesting date, the stock options vest in three equal annual installments on each of the first, second and third anniversaries of the date of grant. One-third of the restricted stock award is time vesting. Subject to the condition that our common stock be listed on a national securities exchange and subject to continued employment through the applicable vesting date, the time-based-portion of Mr. Lilly’s restricted stock vests on the second anniversary of the date of grant. The remaining two thirds of the restricted stock award are performance-based and vest upon the achievement of specified share prices following minimum service periods.

Letter Agreement: The letter agreement between Mr. Lilly and the Company provides for an annual base salary and incentive opportunity. As more fully described in the section entitled “2012 Potential Payments upon Termination or Change-in-Control,” Mr. Lilly is entitled to certain severance benefits upon a termination of employment by the Company without “cause” or resignation by Mr. Lilly with “good reason,” with such severance amounts to be enhanced if the termination of employment is within two years following a “change in control” of the Company. The severance protections are consistent with what the Compensation Committee, based on advice from F.W. Cook and the CEO, determined were adequate given Mr. Lilly’s position with the Company and what was believed to be necessary to recruit and retain him.

Mr. Gaiter

Mr. Gaiter is a founding member of our management team and his initial compensation, including his $300,000 base salary, was determined after consideration of input from investors at the time that our Company was founded. For 2012, Mr. Gaiter’s compensation was set as follows:

Base Salary and Cash Bonus: The Compensation Committee set Mr. Gaiter’s base salary at $300,000 for 2012, unchanged from 2011. The Compensation Committee increased Mr. Gaiter’s base salary for 2013 to $350,000.

This increase reflects (1) the fact that Mr. Gaiter has not had a base salary increase since 2010, (2) the broadening of his role and responsibilities within the company, (3) the acquisition of four financial institutions since 2010 and (4) consideration of peer data. The Compensation Committee set Mr. Gaiter’s annual incentive opportunity for 2012 at a maximum 120% of his annual base salary, an increase from a maximum of 100% in 2011. The increase reflects his role as acting Chief Financial Officer and role in the Company’s IPO as well as a modification of the methodology the Compensation Committee uses in determining bonuses. The modification clarifies that the bonus range is 0 to 120% of base salary. In determining Mr. Gaiter’s actual bonus for 2012, the Compensation Committee considered the Corporate Factors. Among the results the Compensation Committee considered are the corporate results from 2012 listed above as well as the following individual results from 2012:

•

Mr. Gaiter’s efforts in the Company’s IPO, including working closely with the CEO, Chief Financial Officer and Chief Risk Officer on the analyst pitch book, roadshow materials and materials for shareholders and analysts. Mr. Gaiter also coordinated efforts between the bankers and legal teams;

•	Mr. Gaiter’s development of a three-year plan to be used in the IPO and as a blueprint for our strategic plan; and

•	Mr. Gaiter’s assumption of additional responsibilities in facilities management, marketing and product development.

After taking into account these factors and results, particularly the successful IPO, the Compensation Committee determined that Mr. Gaiter earned, and the Compensation Committee approved, a discretionary annual bonus payment for 2012 of $305,000, which is 102% of Mr. Gaiter’s annual base salary. In addition, the Committee acknowledged the additional services Mr. Gaiter performed for four months in the late 2011 and early 2012 as the acting Chief Financial Officer and in May 2012 awarded Mr. Gaiter a discretionary bonus of $100,000 for that service.

Equity-Based Compensation: The Compensation Committee did not award any equity-based compensation to Mr. Gaiter in 2012 or based on 2012 performance.

Mr. Metzger

Mr. Metzger is a founding member of our management team and his initial compensation, including his $300,000 base salary, was determined after consideration of input from investors at the time that our Company was founded. The Compensation Committee decided to memorialize the existing terms of compensation in the employment agreement entered into with Mr. Metzger in October 2011, along with severance protection that the Compensation Committee determined, along with its independent compensation consultant and the CEO, was reasonable and necessary for retention purposes. For 2012, Mr. Metzger’s compensation was set as follows:

Base Salary and Cash Bonus: The Compensation Committee set Mr. Metzger’s base salary at $300,000, unchanged from 2011. The Compensation Committee set Mr. Metzger’s annual incentive opportunity for 2012 at a maximum of 120% of his annual base salary. This was an increase from 100% in 2011 and reflects a modification of the methodology the Compensation Committee uses in determining bonuses. The modification clarifies that the bonus range is 0 to 120% of base salary. In determining Mr. Metzger’s actual bonus for 2012, the Compensation Committee considered the Corporate Factors. Among the results the Compensation Committee considered are the corporate results from 2012 listed above as well as the following individual results from 2012:

•	new transaction deposit account production and end of year cost of funds were favorable to budget;

•	new loans were below budget and net CD runoff was above budget; and

•	implementation of sales management process across commercial and consumer business lines.

After taking into account these factors and results, the Compensation Committee determined that Mr. Metzger earned, and the Compensation Committee approved, a discretionary annual cash bonus $165,000, which is 55% of Mr. Metzger’s annual base salary.

Equity-Based Compensation: The Compensation Committee did not award any equity-based compensation to Mr. Metzger in 2012 or based on 2012 performance.

Employment Agreement: In October 2011 we entered into an employment agreement with Mr. Metzger. The employment agreement provides for an annual base salary and incentive opportunity. As more fully described in the section entitled “2012 Potential Payments upon Termination or Change-in-Control,” Mr. Metzger is entitled to certain severance benefits upon a termination of employment by the Company without “cause” or resignation by Mr. Metzger with “good reason,” with such severance amounts to be enhanced if the termination of employment is within two years following a “change in control” of the Company. The terms of this employment agreement were generally based on Mr. Laney’s agreement and the existing compensation being paid to Mr. Metzger. The severance protections are consistent with what the Compensation Committee, based on advice from F.W. Cook and the CEO, determined were adequate given Mr. Metzger’s position with the Company and what was believed to be necessary to retain him.

Mr. Newfield

Mr. Newfield negotiated the terms of his employment with Mr. Laney based on his anticipated roles and responsibilities and his anticipated contributions to our growth and expansion. The Compensation Committee approved the final terms of employment for Mr. Newfield and later memorialized those terms in his employment agreement. For 2012, Mr. Newfield’s compensation was set as follows:

Base Salary and Cash Bonus: The Compensation Committee set Mr. Newfield’s base salary for 2012 at $300,000, which is an increase from $275,000 in 2011. This increase reflects Mr. Newfield’s duties and level of responsibility within the Company. The Compensation Committee set Mr. Newfield’s annual incentive opportunity for 2012 at a maximum of 120% of his annual base salary. This was an increase from a maximum of 100% in 2011. This increase reflects a modification of the methodology the Compensation Committee uses in determining bonuses. The modification clarifies that the bonus range is 0 to 120% of base salary. In determining Mr. Newfield’s actual bonus for 2012, the Compensation Committee considered the Corporate Factors as well as the following individual results from 2012:

•

enhancement and maintenance of enterprise risk framework and governance, including improvement in credit metrics, improved operational risk procedures, and the timeline for development of compliance risk management to meet mid-size bank standards;

•

management of risk profile, including championing a conservative risk culture, improvement in net charge-offs and active management of acquired portfolios with continued positive economic value creation; and

•	building solid relationships with regulators.

After taking into account these factors and results, the Compensation Committee determined that Mr. Newfield earned, and the Compensation Committee approved, a discretionary annual bonus payment for 2012 of $215,000, which is of 72% of Mr. Newfield’s annual base salary.

Equity-Based Compensation: The Compensation Committee did not award any equity-based compensation to Mr. Newfield in 2012 or based on 2012 performance.

Employment Agreement: In October 2011, we entered into an employment agreement with Mr. Newfield. The employment agreement provides for an annual base salary and incentive opportunity. As more fully described in the section entitled “2012 Potential Payments upon Termination or Change-in-Control,” Mr. Newfield is entitled to certain severance benefits upon a termination of employment by the Company without “cause” or resignation by Mr. Newfield with “good reason,” with such severance amounts to be enhanced if the termination of employment is within two years following a “change in control” of the Company. The terms of this employment agreement were generally based on Mr. Laney’s agreement and the existing compensation being paid to Mr. Newfield. The severance protections are consistent with what the Compensation Committee, based on advice from F.W. Cook and the CEO, determined were adequate given Mr. Newfield’s position with the Company and what was believed to be necessary to retain him.

Ms. Hinderhofer

The Company hired Ms. Hinderhofer as an associate in 2010. In 2009 and early 2010, she had provided technology- and operations-related consulting services to us. Management negotiated with her to determine the terms of her compensation, which were based on contemplated role and responsibilities. The Compensation Committee approved these terms. For 2012, Ms. Hinderhofer’s compensation was set as follows:

Base Salary and Cash Bonus: The Compensation Committee set Ms. Hinderhofer’s base salary for 2012 at $250,000. This is an increase from $225,000 in 2011. The increase is in recognition of increased responsibility during the period since she joined the Company. The Compensation Committee set Ms. Hinderhofer’s annual incentive opportunity for 2012 at a maximum of 100% of her annual base salary, an increase from a maximum of 80% in 2011. The incentive was increased in order to reflect her duties and responsibilities with the Company and to be generally comparable to the annual incentive opportunity of our other executives, taking into account differences in her duties and responsibilities. Further, this reflects a modification of the methodology the Compensation Committee uses in determining bonuses. The modification clarifies that the bonus range is 0 to 100% of base salary. In determining Ms. Hinderhofer’s actual bonus for 2012, the Compensation Committee considered the Corporate Factors as well as the following individual results from 2012:

•	completion of the Bank of Choice and Community Banks of Colorado integrations on schedule and within budget and active mitigation of client issues related to those integrations;

•	close management of key third-party relationships to address quality and uptime issues; and

•	cost versus plan in implementation of product and systems initiatives.

After taking into account these factors and results, the Compensation Committee determined that Ms. Hinderhofer earned, and the Compensation Committee approved, a discretionary annual bonus payment for 2012 of $200,000, which is 80% of Ms. Hinderhofer’s annual base salary.

Equity-Based Compensation: The Compensation Committee did not award any equity-based compensation to Ms. Hinderhofer in 2012 or based on 2012 performance.

Employment Agreement: In August 2012, we entered into an employment agreement with Ms. Hinderhofer. The employment agreement provides for an annual base salary and incentive opportunity. As more fully described in the section entitled “2012 Potential Payments upon Termination or Change-in-Control,” Ms. Hinderhofer is entitled to certain severance benefits upon a termination of employment by the Company without “cause” or resignation by Ms. Hinderhofer with “good reason,” with such severance amounts to be enhanced if the termination of employment is within two years following a “change in control” of the Company. The terms of this employment agreement were generally based on Mr. Laney’s agreement and the existing compensation being paid to Ms. Hinderhofer. The severance protections are consistent with what the Compensation Committee, based on advice from F.W. Cook and the CEO, determined were adequate given Ms. Hinderhofer’s position with the Company and what was believed to be necessary to retain her.

Compensation Risk

Our Compensation Committee is responsible for the oversight of our compensation of employees and for the risk management as it relates to compensation. We are also subject to regulatory oversight and reviews, whereby our compensation practices are subject to the review of our regulators and any restrictions or requirements that may be imposed upon us. We conducted an analysis and risk assessment of our compensation programs in 2012. After reviewing our executive and broad-based compensation programs, the Compensation Committee determined that our overall compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on our Company.

Stock Ownership Guidelines

We believe that ownership of NBHC stock helps align the interests of our directors and officers with those of shareholders and emphasizes the long-term aspects of equity-based compensation. In October 2012, the Board adopted stock ownership guidelines applicable to directors and officers. Details of these guidelines can be found above in the section entitled “Shareholder Information—Stock Ownership Guidelines.”

Compensation Disclosure Controls

The Compensation Committee also assessed the compensation disclosure controls that management had put in place to ensure proper disclosure of compensation data. The Compensation Committee approved those controls after review and discussion with management.

Personal Benefits (Perquisites)

We provide limited personal benefits to our NEOs. Our most significant personal benefits relate to relocation of executives to our new headquarters in Colorado and certain commuting expenses. We do not provide personal benefits to our directors.

Tax Considerations

We do not expect our compensation programs to become subject to Section 162(m) of the Internal Revenue Code until approximately three years after our IPO for compensation arrangements that were entered into prior to our offering. While we expect that all of our compensation paid to named executive officers will be deductible, we may, based on business needs, provide non-deductible compensation to our NEOs.

Advisory Vote on Executive Compensation

We currently qualify as an emerging growth company under the Jumpstart Our Business Startups Act and, as such, is exempt from the requirement to hold an advisory vote on executive compensation and the requirement to hold an advisory vote on the frequency of holding such advisory votes on executive compensation. We became a public company during the third quarter of 2012. Given our short history as a public company, the Board believes it is appropriate to take advantage of this exemption for 2013. We expect to hold our first advisory vote on executive compensation and advisory vote on the frequency of such votes in 2014.

Compensation Committee Report

In its capacity as the compensation committee of the Board, the Compensation Committee has reviewed and discussed with management the CD&A above. Based on this review and these discussions, the Compensation Committee has recommended to the Board that the CD&A be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the SEC.

Members of the Compensation Committee:

Burney S. Warren, III, Chair

Frank V. Cahouet

Robert E. Dean

Lawrence K. Fish

Executive Compensation Tables

The following tables, accompanying footnotes and narrative provide information about compensation paid to the Company’s NEOs as described in the CD&A.

Summary Compensation Table

The following summary compensation table sets forth the total compensation paid or accrued for the years ended December 31, 2010, 2011 and 2012, for each individual who served as our chief executive officer or chief financial officer during 2012, and our three other most highly compensated executive officers who were serving as executive officers on December 31, 2012.

Name and principal position	Year	Salary ($)	Bonus ($)		Stock awards ($)(5)	Option awards ($)(6)	Non-equity incentive plan compensation ($)(7)	Change in pension value and nonqualified deferred compensation earnings ($)	All other compensation ($)		Total ($)
G. Timothy Laney President and Chief Executive Officer	2012	500,000	—	(3)	—	—	810,000	—	219,208	(8)	1,529,208
	2011	500,000	750,000		1,117,183	2,044,000	—	—	7,350		4,418,533
	2010	301,948	1,700,000		6,776,155	5,784,993	—	—	1,188		14,564,284

Brian F. Lilly(1) Chief Financial Officer	2012	295,705	—	(3)	1,686,205	1,510,000	393,000	—	125,982	(9)	4,010,892

Donald G. Gaiter(2) Chief of Acquisitions and Strategy, Former Chief Financial Officer	2012	300,000	100,000	(4)	—	—	305,000	—	28,226	(10)	733,226
	2011	300,000	300,000		328,583	511,000	—	—	—		1,439,583
	2010	306,771	350,000		—	—	—	—	—		656,771

Richard U. Newfield Jr. Chief Risk Officer	2012	300,000	—	(3)	—	—	215,000	—	46,301	(11)	561,301
	2011	275,000	247,000		1,870,635	1,931,579	—	—	—		4,324,214

Thomas M. Metzger Midwest Division President	2012	300,000	—	(3)	—	—	165,000		15,389	(12)	480,389
	2011	300,000	165,000		131,433	255,500	—	—	10,549		862,482
	2010	307,107	350,000		—	—	—	—	83,031		740,138

Kathryn M. Hinderhofer Chief of Integration, Technology and Operations	2012	250,000	—	(3)	—	—	200,000		37,763	(13)	487,763
	2011	225,000	180,000		262,867	255,500	—	—	6,750		930,117
	2010	160,096	180,000		619,782	537,453	—	—	118,260		1,615,591

(1)	Mr. Lilly commenced employment with us in February 2012.
(2)	Mr. Gaiter served as our acting Chief Financial Officer from November 2011 through February 2012 and our Chief of Acquisitions and Strategy since June 2009.
(3)	This cell does not reflect a 2012 bonus because we paid this executive’s bonus pursuant to a formal plan. That plan-based bonus is disclosed in the column to the right captioned “Non-equity incentive plan compensation.”
(4)	This is a discretionary bonus for Mr. Gaiter’s service as acting Chief Financial Officer. Mr. Gaiter also received a bonus under the Senior Executive Bonus Plan. That plan-based bonus is disclosed in the column to the right captioned “Non-equity incentive plan compensation.”
(5)	The amounts in this column reflect the grant date fair value of the restricted stock awarded to our NEOs calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”). The amounts included in this column for the restricted stock awards subject to performance-based vesting conditions are calculated based on the probable satisfaction of the performance conditions for such awards. If the highest level of performance is achieved for these restricted stock awards, the maximum value of the award to Mr. Lilly in 2012 would be $1,994,000. See Note 17, “Stock-Based Compensation” of our consolidated financial statements filed with the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2012 for an explanation of the assumptions made in valuing these awards.
(6)	The amounts included in this column reflect the grant date fair value of stock option awards granted to our NEOs. The grant date fair value was determined in accordance with FASB ASC Topic 718. The grant date fair value of the stock options is estimated using the Black-Scholes option pricing model. See Note 17, “Stock-Based Compensation” of our consolidated financial statements filed with the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2012 for an explanation of the assumptions made in valuing these awards.
(7)	Amounts in this column represent bonuses we paid under our Senior Executive Bonus Plan.

(8)	Represents Company contributions to the 401(k) program and Nonqualified Deferred Compensation Plan of $9,188 and $11,875 respectively, life insurance premiums of $720, and relocation and commuting assistance of $182,887 and $14,538, respectively.
(9)	Represents 401(k) match of $3,879, life insurance premiums of $378, relocation and commuting assistance of $108,705 and $12,569, respectively, and $451 the Company paid for Mr. Lilly’s wife to attend the Company’s IPO.
(10)	Represents life insurance premium of $432 and commuting expenses of $27,794.
(11)	Represents Company contributions to the Nonqualified Deferred Compensation Plan of $7,125, life insurance premium of $432 and commuting expenses of $38,744.
(12)	Represents Company contributions to the 401(k) program and Nonqualified Deferred Compensation Plan of $7,832 and $7,125, respectively, and life insurance premiums of $432.
(13)	Represents Company contributions to the 401(k) program and Nonqualified Deferred Compensation Plan of $2,175 and $5,937 respectively, life insurance premiums of $360, commuting expenses of $26,830, legal expenses of $2,377 that the Company paid on behalf of Ms. Hinderhofer in connection with the drafting of her employment agreement and $84 the Company paid for Ms. Hinderhofer’s husband to attend the Company’s IPO.

Outstanding Equity Awards at 2012 Fiscal Year-End

The following table provides information regarding outstanding equity awards held by each of our NEOs on December 31, 2012:

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($)(3)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
G. Timothy Laney	850,000	—		—	20.00	6/1/2020	—		—	300,000	(6)	5,697,000
	133,333	266,667	(1)	—	20.00	10/11/2018	—		—	85,000	(7)	1,614,150

Brian F. Lilly	—	200,000	(2)	—	20.00	2/27/2022	33,333	(4)	632,994	66,667	(8)	1,266,006

Donald G. Gaiter	402,500	—		—	20.00	10/20/2019	—		—	134,167	(6)	2,547,831
	33,333	66,667	(1)	—	20.00	10/11/2018	—		—	25,000	(7)	474,750

Thomas M. Metzger	402,500	—		—	20.00	10/20/2019	—		—	134,167	(6)	2,547,831
	16,666	33,334	(1)	—	20.00	10/11/2018	—		—	10,000	(7)	189,900

Richard U. Newfield, Jr.	200,000	—		—	20.00	1/25/2021	—		—	66,667	(6)	1,266,006
	33,333	66,667	(1)	—	20.00	10/11/2018	—		—	25,000	(7)	474,750

Kathryn M. Hinderhofer	75,000	—		—	20.00	4/1/2020	—		—	26,667	(6)	506,406
	16,666	33,334	(1)	—	20.00	10/11/2018	—		—	20,000	(7)	379,800

(1)	Represents the unvested portion of stock options that vest, subject to the NEO’s continued service through the applicable vesting date, in three equal annual installments, the first of which occurred on October 11, 2012.
(2)	Represents stock options that vest, subject to the NEO’s continued service through the applicable vesting date, in three equal annual installments, the first of which occurred on February 27, 2013.
(3)	The per share exercise price is equal to the price of a share of our common stock in the 2009 private offering. The Compensation Committee reviewed all relevant factors, including information provided by third parties, including independent valuation specialists, as contemplated by the 2009 Equity Incentive Plan, and the most recent arm’s length transactions involving our common stock in determining the per share exercise price.
(4)	Represents time-based shares of restricted stock that vest on February 27, 2014, subject to the NEO’s continued service through the vesting date.
(5)	Based upon the closing price of our common stock on December 31, 2012, which was $18.99.
(6)	Represents performance-based shares of restricted stock, which vest, subject to continued employment on the vesting date, as follows:

•	1/3 vest after the per share stock price equals or exceeds $25.00 per share for 30 days;

•	1/3 vest after the per share stock price equals or exceeds $28.00 per share for 30 days; and

•	1/3 vest after the per share stock price equals or exceeds $32.00 per share for 30 days.

(7)	Represents performance-based shares of restricted stock granted to the NEOs in October 2011 that will vest according to the following parameters (in each case subject to the NEO’s continued employment through the applicable vesting date):

•	1/3 vest after the per share stock price equals or exceeds $28.00 per share for 30 days;

•	1/3 vest upon the later of October 11, 2013 and after the per share stock price equals or exceeds $32.00 per share for 30 days; and

•	1/3 vest upon the later of October 11, 2014 and after the per share stock price equals or exceeds $34.00 per share for 30 days.

(8)	Represents performance-based shares of restricted stock granted to the NEO that will vest according to the following parameters (subject to the NEO’s continued employment through the applicable vesting date):

•	1/3 vest after the per share stock price equals or exceeds $28.00 per share for 30 days;

•	1/3 vest upon the later of February 27, 2014 and after the per share stock price equals or exceeds $32.00 per share for 30 days; and

•	1/3 vest upon the later of February 27, 2014 and after the per share stock price equals or exceeds $34.00 per share for 30 days.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to awards granted to each of our NEOs under the 2009 Equity Incentive Plan during 2012:

Name	Grant date	Estimated future payouts under non- equity incentive plan awards(1)			Estimated future payouts under equity incentive plan awards						All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards(4) ($/Sh)	Grant Date Fair Value of Stock and Option Awards(5) ($)
		Threshold ($)	Target ($)(2)	Maximum ($)	Threshold (#)		Target (#)		Maximum (#)
G. Timothy Laney	01/01/2012	0	450,000	$900,000	—		—		—		—		—		—	—

Brian F. Lilly	02/27/2012	0	218,750	$437,500
	02/27/2012				22,222	(3)	44,444	(3)	66,667	(3)						1,124,142
	02/27/2012										33,333	(4)				562,062
	02/27/2012												200,000	(5)	20.00	1,510,000

Donald G. Gaiter	01/01/2012	0	180,000	$360,000	—		—		—		—		—		—	—

Thomas M. Metzger	01/01/2012	0	180,000	$360,000	—		—		—		—		—		—	—

Richard U. Newfield, Jr.	01/01/2012	0	180,000	$360,000	—		—		—		—		—		—	—

Kathryn M. Hinderhofer	01/01/2012	0	125,000	$250,000	—		—		—		—		—		—	—

(1)	Bonuses under the Senior Executive Bonus Plan.
(2)	For purposes of this column we have used the midpoint between zero and maximum bonus as the target.
(3)	Represents performance-based shares of restricted stock granted to the NEO that will vest according to the following parameters (subject to the NEO’s continued employment through the applicable vesting date):

•	1/3 vest after the per share stock price equals or exceeds $28.00 per share for 30 days;

•	1/3 vest upon the later of February 27, 2014 and after the per share stock price equals or exceeds $32.00 per share for 30 days; and

•	1/3 vest upon the later of February 27, 2014 and after the per share stock price equals or exceeds $34.00 per share for 30 days

(4)	Represents time-based shares of restricted stock that vest on February 27, 2014, subject to the NEO’s continued service through the vesting date.
(5)	Represents stock options that vest, subject to the NEO’s continued service through the applicable vesting date, in three equal annual installments, the first of which occurred in February 27, 2013.
(6)	The per share exercise price is equal to the price of a share of our common stock in the 2009 private offering. The Compensation Committee reviewed all relevant factors, including information provided by independent valuation specialists, as contemplated by the 2009 Equity Incentive Plan, and the most recent arm’s length transactions involving our common stock, in determining the per share exercise price.
(7)	The amounts in this column reflect the grant date fair value of the restricted stock and stock options awarded to the NEOs in 2012 in accordance with FASB ASC Topic 718 and, in the case of the restricted stock awards subject to performance-based vesting conditions, are calculated based on the probable satisfaction of the performance conditions for such awards. See Note 17, “Stock-Based Compensation” of our consolidated financial statements filed with the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2012 for an explanation of the assumptions made in valuing these awards.

Stock Vested in 2012

The following table sets forth information regarding restricted stock held by our NEOs that vested during fiscal year 2012.

	Stock Awards
Name	Number of shares acquired on vesting (#)	Value realized on vesting ($)
G. Timothy Laney	75,000	$1,462,500
Brian F. Lilly	—	—
Donald G. Gaiter	33,541	$654,050
Thomas M. Metzger	33,541	$654,050
Richard U. Newfield, Jr.	16,667	$325,007
Kathryn M. Hinderhofer	6,667	$130,007

Nonqualified Deferred Compensation Plan

The NEOs are eligible to participate in our Nonqualified Deferred Compensation Plan, which we refer to as the “NDCP.” The NDCP is similar to our 401(k) plan; however it does not have the statutory limit on contributions that the 401(k) plan has. Executives may participate in the NDCP even if they do not participate in the 401(k) plan. Messrs. Lilly and Gaiter did not participate in the NDCP in 2012. NDCP participants may defer up to 75% of their base salaries and up to 85% of their bonuses. The Company matches participants’ contributions to the NDCP in the same way it matches 401(k) contributions. Participants’ contributions to the NDCP and the Company matches are vested at all times. Each plan participant may choose among a variety of investment options. The NDCP allows scheduled distributions for participants who are still employed by the Company beginning three years following the year of the first deferral. NDCP participants may elect to have their account balances paid in a lump sum upon a change in control.

Name	Executive contributions in last FY ($)	Registrant contributions in last FY ($)(1)	Aggregate earnings in last FY ($)(2)	Aggregate withdrawals/distributions ($)	Aggregate balance at last FYE ($)
G. Timothy Laney	15,833	11,875	1,068	—	28,777
Brian F. Lilly	—	—	—	—	—
Donald G. Gaiter	—	—	—	—	—
Richard U. Newfield Jr.	19,000	7,125	454	—	26,579
Kathryn M. Hinderhofer	7,911	5,937	241	—	14,095
Thomas M. Metzger	9,500	7,125	289	—	16,914

(1)	These amounts are included in the Summary Compensation Table in the column captioned “All Other Compensation.”
(2)	These amounts are not reported in the Summary Compensation Table because they are not above market or preferential.

Employment Agreements with Named Executive Officers

Mr. Laney’s Employment Agreement

Effective May 22, 2010, we entered into a three-year employment agreement with Mr. Laney under which, as our chief executive officer, he will receive an initial annual base salary of no less than $500,000 and an incentive payment opportunity of 100% of his annual base salary, with a guaranteed bonus of $250,000 for 2010. Mr. Laney was also granted stock options to acquire 850,000 shares of common stock, all of which have vested. Additionally, Mr. Laney received 450,000 shares of restricted stock of which (A) two-thirds (300,000 shares) of the restricted stock vests based on the achievement of performance goals relating to increases in the price of a share of common stock (with one-third (100,000 shares) of the restricted stock vesting when the stock price equals or exceeds $25 per share, one-third (100,000 shares) of the restricted stock vesting when the stock price equals or exceeds $28 per share and one-third (100,000 shares) of the restricted stock vesting when the stock price equals or exceeds $32 per share), and (B) one-third (150,000 shares) of the restricted stock vests based on the passage of time, all of which have vested. The vesting of

Mr. Laney’s restricted stock is subject to his continued employment with us. Pursuant to the terms of the employment agreement, upon Mr. Laney’s commencement of employment with us, Mr. Laney received a lump-sum sign-on cash bonus of $1.2 million. Mr. Laney is also eligible to participate in the same Company benefit programs as similarly situated executives of the Company. In the event of termination of Mr. Laney’s employment without “cause” or Mr. Laney’s resignation with “good reason,” Mr. Laney is eligible to receive certain severance benefits, as more fully described in “2012 Potential Payments upon Termination or Change-in-Control” below.

Mr. Lilly’s Letter Agreement

In connection with Mr. Lilly’s acceptance of our offer of employment as our Chief Financial Officer, the Company agreed to certain terms in a letter dated February 13, 2012. Under this letter agreement, he will receive an annual base salary of $350,000, an incentive opportunity of 75% of base salary and a maximum incentive award of 150% of base salary. Mr. Lilly is eligible to participate in all health and welfare and retirement and savings programs on a basis commensurate with the participation of other senior executives of the Company in such programs, in accordance with the applicable terms and conditions of such programs in effect from time to time. In the event of termination of Mr. Lilly’s employment without “cause” or Mr. Lilly’s resignation with “good reason,” Mr. Lilly is eligible to receive certain severance benefits, including enhanced severance benefits in the event of a termination of employment within two years following a “change in control,” as more fully described in “2012 Potential Payments upon Termination or Change-in-Control” below.

Mr. Metzger’s Employment Agreement

In October 2011, we entered into a one-year employment agreement with Mr. Metzger under which, as President, Midwest, he will receive an annual base salary to be no less than $300,000 and an incentive opportunity of 100% of his annual base salary. Mr. Metzger is also eligible to participate in the same Company benefit programs as similarly situated executives of the Company. In the event of termination of Mr. Metzger’s employment without “cause” or Mr. Metzger’s resignation with “good reason,” Mr. Metzger is eligible to receive certain severance benefits, including enhanced severance benefits in the event of a termination of employment within two years following a “change in control,” as more fully described in “2012 Potential Payments upon Termination or Change-in-Control” below.

Mr. Newfield’s Employment Agreement

In October 2011, we entered into a one-year employment agreement with Mr. Newfield under which, as Chief Risk Officer, he will receive an annual base salary to be no less than $300,000 and an incentive opportunity of 100% of his annual base salary. Mr. Newfield is also eligible to participate in the same Company benefit programs as similarly situated executives of the Company. In the event of termination of Mr. Newfield’s employment without “cause” or Mr. Newfield’s resignation with “good reason,” Mr. Newfield is eligible to receive certain severance benefits, including enhanced severance benefits in the event of a termination of employment within two years following a “change in control,” as more fully described in “2012 Potential Payments upon Termination or Change-in-Control” below.

Ms. Hinderhofer’s Employment Agreement

In August 2012, we entered into a one-year employment agreement with Ms. Hinderhofer under which, as Chief of Integration, Technology and Operations, she will receive an annual base salary to be no less than $250,000 and an incentive opportunity of 80% of her annual base salary. Ms. Hinderhofer is also eligible to participate in the same Company benefit programs as similarly situated executives of the Company. In the event of termination of Ms. Hinderhofer’s employment without “cause” or Ms. Hinderhofer’s resignation with “good reason,” Ms. Hinderhofer is eligible to receive certain severance benefits, including enhanced severance benefits in the event of a termination of employment within two years following a “change in control,” as more fully described in “2012 Potential Payments upon Termination or Change in Control” below.

2012 Potential Payments upon Termination or Change-in-Control

The following discussion addresses potential payments to our NEOs upon termination of employment or a “change in control.”

Termination of Employment without Cause or Resignation with Good Reason

Severance Under Mr. Laney’s Employment Agreement

If Mr. Laney’s employment is terminated (i) by us without “cause” or (ii) by Mr. Laney for “good reason,” subject to his execution and non-revocation of a release of claims against us and our affiliated entities, Mr. Laney will receive any earned but unpaid base salary and bonuses, accrued unused vacation and a lump sum cash amount equal to the sum of (A) three times his annual base salary immediately prior to the date of the qualifying termination and (B) three times the higher of the target incentive payment under his employment agreement and the annual bonus paid or payable to Mr. Laney in respect of the year prior to the year of the qualifying termination. In addition, upon a qualifying termination, all of the stock options granted under Mr. Laney’s employment agreement will vest and become exercisable and the time-based vesting portion of the restricted stock award granted under Mr. Laney’s employment agreement will vest.

For the purposes of Mr. Laney’s employment agreement, “good reason” generally means (1) a material diminution of annual base salary or annual incentive opportunity, (2) a material diminution in position, authority, duties or responsibilities, (3) any material failure by us to comply with the compensation related provisions of the employment agreement or (4) any material breach by us of the employment agreement.

For the purposes of Mr. Laney’s employment agreement, “cause” generally means the executive’s (1) continued failure to perform substantially his duties, (2) willful misconduct or gross neglect in the performance of his duties, (3) continued failure to adhere materially to the clear directions of the Board of Directors or failure to devote substantially all of his business time and efforts to the Company, (4) conviction of or formal admission to or plea of guilty or nolo contendere to a charge of commission of a felony or any crime involving serious moral turpitude or (5) willful breach of any material terms of the employment agreement.

Severance for NEOs other than Mr. Laney

If Ms. Hinderhofer, Mr. Metzger or Mr. Newfield’s employment is terminated (i) by us without “cause” or (ii) by the executive for “good reason,” subject to the executive’s execution and non-revocation of a release of claims against us and our affiliated entities, the executive officer will receive any earned but unpaid base salary and bonuses, accrued unused vacation and a lump sum cash amount equal to the sum of (A) his or her annual base salary immediately prior to the date of the qualifying termination and (B) the higher of his or her target incentive payment under his or her employment agreement and the annual bonus paid or payable to the executive in respect of the year prior to the year of the qualifying termination. The definitions of “cause” and “good reason” in the employment agreements with Ms. Hinderhofer, Mr. Metzger and Mr. Newfield are substantially the same as those set forth in Mr. Laney’s employment agreement.

If Mr. Lilly’s employment is terminated (i) by us other than for “cause,” death or disability or (ii) by Mr. Lilly for “good reason,” subject to Mr. Lilly’s execution and non-revocation of a release of claims against us and our affiliated entities, Mr. Lilly will receive a lump sum cash amount equal to the sum of (A) his annual base salary immediately prior to the date of the qualifying termination and (B) his target incentive payment. The definition of “good reason” in Mr. Lilly’s letter agreement is substantially similar to that in Mr. Laney’s employment agreement. “Cause” means the willful or gross neglect of employment duties (other than as a result of his incapacity due to physical or mental illness or injury); the plea of guilty or nolo contendere to, or conviction for, the commission of a felony offense; conduct that is injurious to the Company or an act of fraud, embezzlement, misrepresentation or breach of a fiduciary duty against the Company or any of its Subsidiaries; a breach of any nondisclosure, non-solicitation or noncompetition obligation owed to the Company; or the failure of follow instructions of the Board or direct superiors.

As of December 31, 2012 Mr. Gaiter was not eligible for severance upon his termination of employment for any reason.

Equity Awards under the 2009 Equity Incentive Plan

Mr. Laney’s employment agreement provides that upon a termination of employment by us without “cause” or a resignation of employment by Mr. Laney for “good reason” (each as defined in Mr. Laney’s employment agreement) all of the stock options granted in connection with the employment agreement and the time-based vesting portion of the restricted stock award granted in connection with the employment agreement will vest, and, to the extent applicable, become exercisable. The equity award agreements entered into by us with each of our NEOs provide that upon a termination of employment without “cause” or a resignation of employment for “good reason,” the outstanding unvested stock options and unvested time-based restricted stock held by the NEOs will immediately vest upon such a termination of employment and the outstanding performance-based restricted stock will be forfeited.

For NEOs other than Mr. Laney, “good reason” under the equity awards granted prior to December 31, 2010 generally means (1) material diminution of annual base salary or annual incentive opportunity, (2) material diminution in position, authority, duties or responsibilities, (3) any requirement by us that the NEO’s services be rendered at a location other than at the Company’s primary office location in Boston, Massachusetts, subject to the NEO’s performance of duties at, and travel to, such other offices of the Company as required to fulfill such duties or (4) any material breach of any written employment agreement by the Company. Equity awards granted since January 1, 2011 limit “good reason” to clauses (1), (2) and (4) above.

For NEOs other than Mr. Laney, “cause” generally means (1) the continued failure of the executive to perform substantially the executive’s duties, (2) willful misconduct or gross neglect in the performance of his or her duties, (3) continued failure to adhere materially to the clear directions of the Board of Directors or failure to devote substantially all of the NEO’s business time to us, (4) conviction of or formal admission to or plea of guilty or nolo contendere to a charge of commission of a felony or (5) willful breach of any material term of any employment agreement.

Termination of Employment For Cause or Resignation without Good Reason

Upon a termination of employment for “cause” or the executive’s resignation of employment without “good reason,” the executive is entitled to accrued benefits, including accrued base salary as of the date of termination of employment, accrued vacation and the timely payment of any amounts due and payable under any of our plans, programs, policies or practices.

All unvested equity awards will be forfeited following a termination of employment for “cause” or the executive’s resignation of employment without “good reason.”

Termination of Employment due to Death or Disability

Upon a termination of employment due to death or disability, the executive is entitled to accrued benefits, including accrued base salary, as of the date of termination of employment, accrued vacation and the timely payment of any amounts due and payable under any of our plans, programs, policies or practices.

All unvested equity awards will be forfeited following a termination of employment due to death or disability.

Change in Control

The employment agreements with Messrs. Metzger and Newfield and Ms. Hinderhofer and the letter agreement with Mr. Lilly provide for enhanced severance payments upon a termination of employment by us without “cause” or by the executive with “good reason” within two years following a change in control (similar definition to that in the 2009 Equity Incentive Plan).

In the event of such a qualifying termination in connection with a change in control, Messrs. Metzger and Newfield and Ms. Hinderhofer would each be entitled to two times the sum of (A) his or her annual base salary immediately prior to the date of the qualifying termination and (B) the higher of his or her annual incentive opportunity for the year of termination or the annual bonus paid or payable to the executive in respect of the year prior to the year of the qualifying termination.

In the event of such a qualifying termination in connection with a change in control, Mr. Lilly would be entitled to two times the sum of (A) his annual base salary immediately prior to the date of the qualifying termination and (B) his target incentive amount under his letter agreement as in effect immediately prior to such termination.

All unvested outstanding stock options and time-based restricted stock held by all of the NEOs immediately vest, and in the case of stock options, become exercisable, upon a “change in control” of the Company (as defined in the 2009 Equity Incentive Plan). Performance-based restricted stock held by the NEOs will vest based on performance prior to the change in control, as determined by the Compensation Committee.

For the NEOs serving as of December 31, 2012, the potential payments upon termination under various termination scenarios or the occurrence of a change in control are quantified in the table set forth below (assuming an NBHC share price of $18.99, the closing price of NBHC common stock on the NYSE on December 31, 2012):

Name	Scenario	Cash Severance ($)(1)	Stock Option Vesting ($)	Restricted Stock Vesting ($)	Total
G. Timothy Laney	Voluntary Resignation without Good Reason	—	—	—	—
	Voluntary Resignation with Good Reason or Involuntary Termination not for Cause	3,750,000	—	—	3,750,000
	Involuntary Termination for Cause	—	—	—	—
	Involuntary Termination Following Change in Control	3,750,000	—	—	3,750,000
	Change in Control (No Termination of Employment)	—	—	—	—

Brian F. Lilly	Voluntary Resignation without Good Reason	—	—	—	—
	Voluntary Resignation with Good Reason or Involuntary Termination not for Cause	612,500	—	632,994	1,245,494
	Involuntary Termination for Cause	—	—	—	—
	Involuntary Termination Following Change in Control	1,225,000	—	632,994	1,857,994
	Change in Control (No Termination of Employment)	—	—	632,994	632,994

Donald G. Gaiter	Voluntary Resignation without Good Reason	—	—	—	—
	Voluntary Resignation with Good Reason or Involuntary Termination not for Cause	—	—	—	—
	Involuntary Termination for Cause	—	—	—	—
	Involuntary Termination Following Change in Control	—	—	—	—
	Change in Control (No Termination of Employment)	—	—	—	—

Thomas M. Metzger	Voluntary Resignation without Good Reason	—	—	—	—
	Voluntary Resignation with Good Reason or Involuntary Termination not for Cause	600,000	—	—	600,000
	Involuntary Termination for Cause	—	—	—	—
	Involuntary Termination Following Change in Control	1,200,000	—	—	1,200,000
	Change in Control (No Termination of Employment)	—	—	—	—

Richard U. Newfield, Jr.	Voluntary Resignation without Good Reason	—	—	—	—
	Voluntary Resignation with Good Reason or Involuntary Termination not for Cause	600,000	—	—	600,000
	Involuntary Termination for Cause	—	—	—	—
	Involuntary Termination Following Change in Control	1,200,000	—	—	1,200,000
	Change in Control (No Termination of Employment)	—	—	—	—

Kathryn M. Hinderhofer	Voluntary Resignation without Good Reason	—	—	—	—
	Voluntary Resignation with Good Reason or Involuntary Termination not for Cause	450,000	—	—	450,000
	Involuntary Termination for Cause	—	—	—	—
	Involuntary Termination Following Change in Control	900,000	—	—	900,000
	Change in Control (No Termination of Employment)	—	—	—	—

(1)	Severance amounts are based on the terms of the applicable employment agreements.

PROPOSAL 2—APPOINTMENT OF INDEPENDENT AUDITORS

Shareholders will vote at the Annual Meeting to ratify the appointment by the Audit and Risk Committee of KPMG LLP (“KPMG”) as our independent auditors for the year ending December 31, 2013. KPMG has been our independent auditor since our inception. As a matter of good governance, we submit the appointment of our independent auditors for shareholder ratification annually. If shareholders do not ratify the appointment of KPMG, the Audit and Risk Committee will consider the shareholders’ action in determining whether to appoint KPMG as our independent auditors for 2013.

Representatives of KPMG will be present at the Annual Meeting to answer appropriate questions and to make a statement if they wish.

The Board recommends that shareholders vote FOR the proposal to ratify the appointment of KPMG as our independent auditors for 2013 (Proposal 2 on the proxy card).

KPMG Fees

We incurred the fees shown in the following table for professional services provided by KPMG for 2012 and 2011:

	2012	2011
Audit fees(1)	$1,502,425	$3,148,469
Audit-related fees	0	0
Tax fees(2)	288,573	60,986
All other fees	0	0

Total	$1,790,998	$3,209,455

(1)	Audit Fees principally relate to the audit of our annual financial statements and the review of our quarterly financial statements included in our Quarterly Reports on Form 10-Q. 2012 and 2011 audit fees include registration activities, such as review of S-1 and consent filings, of $152,425 and $428,575, respectively.
(2)	Tax Fees principally relate to the preparation of tax returns and compliance services, tax planning and consultation services.

Audit and Risk Committee Pre-Approval Policies and Procedures

The Audit and Risk Committee selects and oversees our independent auditor. The Audit and Risk Committee’s charter requires that the Committee pre-approve all audit, audit-related, tax and other services performed by the independent auditor, subject to de minimus exceptions for certain non-audit services, so long as such services are approved by the Committee prior to the completion of the audit. The Committee’s charter prohibits the independent auditor from performing any non-audit services for the Company which are prohibited by the Exchange Act or SEC rules.

In determining whether to pre-approve the provision by the independent auditor of a permissible non-audit service, the Audit and Risk Committee considers whether the provision of the service by the independent auditor could impair its independence with respect to us. As part of this process, the Audit and Risk Committee considers the facts and circumstances of the proposed engagement, including whether the independent auditor can provide the service more effectively and economically than other firms because of its familiarity with our businesses and operations. The Audit and Risk Committee also considers the proposed engagement in light of any other non-audit services provided to us by the independent auditor and the fees paid to the independent auditor for those services.

The Audit and Risk Committee may delegate pre-approval authority to designated subcommittees consisting of one or more members of the Audit and Risk Committee. Pre-approval by such a subcommittee is reported to the full Audit and Risk Committee at the following meeting.

The Audit and Risk Committee pre-approved all of the audit and non-audit services provided by KPMG in fiscal year 2012.

Audit and Risk Committee Report

The Audit and Risk Committee’s charter, a copy of which is available on our website http://www.nationalbankholdings.com, sets forth the Audit and Risk Committee’s purposes and responsibilities. The five members of the Audit and Risk Committee are named below. Each member is independent, as independence for audit committee members is defined by NYSE rules and SEC regulations. The Board has determined, in its business judgment, that each member of the Audit and Risk Committee is financially literate as required by NYSE rules and that Mr. Clermont qualifies as an “audit committee financial expert” as defined by SEC regulations.

Management has primary responsibility for our consolidated financial statements, the overall reporting process, maintaining adequate internal control over financial reporting for us and, with the assistance of our internal auditors, assessing the effectiveness of our internal control over financial reporting. The independent auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”). This audit serves as a basis for the auditors’ opinion included in the annual report to shareholders addressing whether the financial statements fairly present our financial position, results of operations, and cash flows in conformity with U.S. generally accepted accounting principles as of December 31, 2012. The Audit and Risk Committee’s responsibility is to monitor and oversee these processes.

The Audit and Risk Committee has reviewed and discussed our 2012 audited financial statements with management and KPMG. The Audit and Risk Committee has discussed with KPMG the matters required to be discussed by PCAOB Auditing Standard No. 16, Communication with Audit Committees, including matters relating to the conduct of the audit of our financial statements. KPMG has provided to the Audit and Risk Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board Rule 3526 regarding KPMG’s communications with the Audit and Risk Committee concerning independence, and the Audit and Risk Committee has discussed with KPMG that firm’s independence from us. Based on this review and these discussions, the Audit and Risk Committee recommended to the Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2012, for filing with the SEC.

Members of the Audit and Risk Committee:

Ralph W. Clermont, Chair

Frank V. Cahouet

Robert E. Dean

Lawrence K. Fish

Burney S. Warren, III

SHAREHOLDER PROPOSALS FOR FUTURE ANNUAL MEETINGS

Shareholder proposals submitted pursuant to SEC Rule 14a-8 for inclusion in our 2014 proxy statement and acted upon at our 2014 Annual Meeting of Shareholders (the “2014 Annual Meeting”) must be received by us at our executive offices at 5570 DTC Parkway, Greenwood Village, CO 80111, Attention: Secretary, on or prior to November 27, 2013. If, however, the 2014 Annual Meeting takes place more than 30 days before or after May 1, 2014, then the deadline for shareholder proposals submitted pursuant to SEC Rule 14a-8 for inclusion in our 2014 proxy statement and acted upon at our 2014 Annual Meeting shall be a date that we determine to be a reasonable time before we begin to print and send our Proxy Materials. In this event, we will disclose this deadline in a public filing with the SEC.

Shareholder proposals submitted for consideration at the 2014 Annual Meeting but not submitted pursuant to SEC Rule 14a-8, including shareholder nominations for candidates for election as directors, generally must be delivered to the Secretary at our executive offices not later than 90 days nor earlier than 120 days before the first anniversary of the date of the 2013 Annual Meeting. As a result, any notice given by a shareholder pursuant to the provisions of our Bylaws (other than notice pursuant to SEC Rule 14a-8) must be received no earlier than January 1, 2014 and no later than January 31, 2014. However, if the date of the 2014 Annual Meeting occurs more than 30 days before or more than 60 days after May 1, 2014, notice by the shareholder of a proposal must be delivered no earlier than the close of business on the 120th day prior to the date of such annual meeting and no later than the close of business on the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of the annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which we first make a public announcement of the date of the annual meeting. Shareholder proposals or nominations must include the specified information concerning the shareholder and the proposal or nominee as described in our Bylaws.

ANNUAL MEETING OF SHAREHOLDERS OF

National Bank Holdings CORPORATION

May 1, 2013

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER

ACCOUNT NUMBER

Important Notice Regarding the Availability of Proxy Materials for the

2013 Annual Meeting of Shareholders to be held on May 1, 2013:

The Notice and Proxy Statement and 2012 Annual Report are available at www.nationalbankholdings.com under Investor Relations / Annual Meeting of Shareholders

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

20730000000000001000 4 050113

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

1. Election of the following nominees as directors:

FOR ALL NOMINEES

WITHHOLD FOR ALL NOMINEES AUTHORITY

FOR (See ALL instructions EXCEPT below)

NOMINEES:

Frank V. Cahouet

Ralph W. Clermont

Robert E. Dean

Lawrence K. Fish

G. Timothy Laney

Micho F. Spring

Burney S. Warren, III

2. To ratify the appointment of KPMG LLP as National Bank Holdings Corporation’s independent auditors for the fiscal year ending December 31, 2013.

FOR AGAINST ABSTAIN

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.

Signature of Shareholder Date: Signature of Shareholder Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF SHAREHOLDERS OF

National Bank Holdings CORPORATION

May 1, 2013

Important Notice Regarding the Availability of Proxy Materials for the

2013 Annual Meeting of Shareholders to be held on May 1, 2013:

The Notice and Proxy Statement and 2012 Annual Report are available at

www.nationalbankholdings.com under Investor Relations / Annual Meeting of Shareholders

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

Please detach along perforated line and mail in the envelope provided.

20730000000000001000 4 050113

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

1. Election of the following nominees as directors:

FOR ALL NOMINEES

WITHHOLD FOR ALL NOMINEES AUTHORITY

FOR (See ALL instructions EXCEPT below)

NOMINEES:

Frank V. Cahouet

Ralph W. Clermont

Robert E. Dean

Lawrence K. Fish

G. Timothy Laney

Micho F. Spring

Burney S. Warren, III

2. To ratify the appointment of KPMG LLP as National Bank Holdings Corporation’s independent auditors for the fiscal year ending December 31, 2013.

FOR AGAINST ABSTAIN

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.

Signature of Shareholder Date: Signature of Shareholder Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

NATIONAL BANK HOLDINGS CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 1, 2013

The undersigned, revoking all prior proxies, hereby appoints G. Timothy Laney and Mark W. Yonkman, and each of them, as proxies with full power of substitution and resubstitution, for and in the name of the undersigned, to vote all shares of Class A common stock, par value $0.01 per share, of National Bank Holdings Corporation, which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held at 9:00 a.m. Mountain Daylight Time on May 1, 2013, at the DoubleTree by Hilton Denver Tech Center, located at 7801 East Orchard Road, Greenwood Village, Colorado 80111.

When properly executed, this Proxy will be voted as directed, but if no direction is indicated, this Proxy will be voted “FOR” Proposals 1 and 2. In their discretion, the proxies named on this proxy card are authorized to vote upon any other business as may properly come before the Annual Meeting. Either of the proxies or their respective substitutes shall have and may exercise all the powers hereby granted.

Please mark, sign date and return this proxy card promptly using the enclosed reply envelope or vote by internet or telephone. (See reverse side for more information.)

(Continued and to be signed on the reverse side.)

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